UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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PILGRIM’S PRIDE CORPORATION

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Pilgrim’s Pride Corporation
1770 Promontory Circle
Greeley, Colorado 80634
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 10, 2018
The annual meeting of stockholders of Pilgrim’s Pride Corporation will be held at Pilgrim’s Pride corporate headquarters, at 1770 Promontory Circle, Greeley, Colorado, on Thursday, May 10, 2018, at 8:00 a.m., local time, to consider and vote on the following matters:

1.	To elect Gilberto Tomazoni, Denilson Molina, William W. Lovette, Andre Nogueira de Souza, and Wallim Cruz De Vasconcellos Junior as the five JBS Directors for the ensuing year;

2.	To elect David E. Bell, Michael L. Cooper, and Charles Macaluso as the three Equity Directors for the ensuing year;

3.	To conduct a stockholder advisory vote on executive compensation;

4.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 30, 2018;

5.
To vote on a stockholder proposal, if properly presented, requesting the Board of Directors to adopt and implement a water stewardship policy designed to deduce risks of water contamination from our direct operations and supply chain;

6.	To vote on a stockholder proposal, if properly presented, regarding Board diversity; and

7.	To transact such other business as may properly be brought before the meeting or any adjournment thereof.
No other matters are expected to be voted on at the annual meeting.
The Board of Directors has fixed the close of business on March 21, 2018, as the record date for determining stockholders entitled to notice of, and to vote at, the annual meeting. If you owned shares of our common stock at the close of business on that date, you are cordially invited to attend the annual meeting. Whether or not you plan to attend the annual meeting, please vote at your earliest convenience. Most stockholders have three options for submitting their votes prior to the meeting:
(1)    via the Internet;
(2)    by phone; or
(3)    by mail.
Please refer to the specific instructions set forth on the enclosed proxy card.
Admission to the annual meeting will be limited to our stockholders, proxy holders and invited guests. If you are a stockholder of record, please bring photo identification to the annual meeting. If you hold shares through a bank, broker or other third party, please bring photo identification and a current brokerage statement.

WILLIAM W. LOVETTE
Greeley, Colorado	Chief Executive Officer and
April 9, 2018	President

YOUR VOTE IS IMPORTANT!
PLEASE SIGN AND RETURN THE ACCOMPANYING PROXY OR VOTE YOUR SHARES ON THE INTERNET OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 10, 2018: The Proxy Statement and the 2017 Annual Report on Form 10-K are available at www.envisionreports.com/PPC. Enter the 12-digit control number located on the proxy card and click “View Stockholder Material.”

Pilgrim’s Pride Corporation
1770 Promontory Circle
Greeley, Colorado 80634

PROXY STATEMENT

GENERAL INFORMATION
Why did I receive this proxy statement?
The Board of Directors (the “Board of Directors” or the “Board”) of Pilgrim’s Pride Corporation is soliciting stockholder proxies for use at our annual meeting of stockholders to be held at the Pilgrim’s Pride corporate headquarters, at 1770 Promontory Circle, Greeley, Colorado, on Thursday, May 10, 2018, at 8:00 a.m., local time, and any adjournments thereof (the “Annual Meeting” or the “meeting”). This proxy statement, the accompanying proxy card and the annual report to stockholders of Pilgrim’s Pride Corporation are being mailed on or about April 9, 2018. Throughout this proxy statement, we will refer to Pilgrim’s Pride Corporation as “Pilgrim’s Pride,” “Pilgrim’s,” “PPC,” “we,” “us” or the “Company.”
What is the record date for the Annual Meeting and why is it important?
The Board of Directors has fixed March 21, 2018 as the record date for determining stockholders who are entitled to vote at the Annual Meeting (the “Record Date”). At the close of business on the Record Date, Pilgrim’s Pride had 248,980,659 shares of common stock, par value $0.01 per share, outstanding.
What is the difference between holding shares as a stockholder of record and as a beneficial owner?
Most stockholders of Pilgrim’s Pride hold their shares through a broker, bank or other nominee, rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.
Stockholders of Record: If your shares are registered directly in your name with our transfer agent, you are considered a stockholder of record with respect to those shares. As a stockholder of record, you have the right to vote in person at the meeting.
Beneficial Owner: If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered a beneficial owner of shares held in “street name.” As a beneficial owner, you have the right to direct your broker on how to vote your shares, and you are also invited to attend the meeting. Since you are not a stockholder of record, however, you may not vote your shares in person at the meeting unless you obtain a signed proxy from the holder of record giving you the right to vote the shares.
How do I attend and be admitted to the Annual Meeting?
You are entitled to attend the Annual Meeting only if you were a Pilgrim’s Pride stockholder as of the close of business on March 21, 2018 or if you hold a valid proxy for the Annual Meeting. If you plan to attend the physical meeting, please be aware of what you will need for admission as described below. If you do not provide photo identification and comply with the other procedures described here for attending the Annual Meeting in person, you will not be admitted to the meeting location.
Stockholders of Record: If your shares are registered directly in your name with our transfer agent, your shares will be on a list maintained by the inspector of elections. You must present a government-issued photo identification, such as a driver’s license, state-issued ID card, or passport.
Beneficial Owner: If your shares are held in a stock brokerage account or by a bank or other nominee, you must provide proof of beneficial ownership as of the record date, such as an account statement or similar evidence of ownership, along with a government-issued photo identification, such as a driver’s license, state-issued ID card, or passport.

What is a proxy?
A proxy is your legal designation of another person (the “proxy”) to vote on your behalf. By completing and returning the enclosed proxy card, you are giving the proxies appointed by the Board and identified on the proxy card the authority to vote your shares in the manner you indicate on your proxy card.
What if I receive more than one proxy card?
You will receive multiple proxy cards if you hold shares of our common stock in different ways (e.g., joint tenancy, trusts, custodial accounts) or in multiple accounts. If your shares are held in “street name” (i.e., by a broker, bank or other nominee), you will receive your proxy card or voting information from your nominee, and you must return your voting instructions to that nominee. You should complete, sign and return each proxy card you receive or submit your voting instructions for each proxy card.
What are the voting rights of the common stock?
Each holder of record of our common stock on the Record Date is entitled to cast one vote per share on each matter presented at the meeting.
What are the two categories of Directors?
The Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) provides for six JBS Directors and three Equity Directors.
JBS Directors are the six Directors designated as JBS Directors pursuant to the terms of the Company’s Certificate of Incorporation or their successors nominated or appointed by the JBS Nominating Committee. The current JBS Directors are Gilberto Tomazoni, William W. Lovette, Denilson Molina, Andre Nogueira de Souza and Wallim Cruz De Vasconcellos Junior. As of the date this proxy statement is mailed to our stockholders, one vacancy exists with respect to the JBS Directors.
Equity Directors are the three Directors designated as Equity Directors pursuant to the terms of the Company’s Certificate of Incorporation or their successors nominated or appointed by the Equity Nominating Committee or any stockholders other than JBS S.A. (“JBS”) and its affiliates (“Minority Investors”). The current Equity Directors are David E. Bell, Michael L. Cooper, and Charles Macaluso.
What are the differences between the categories of Directors?
All of our Directors serve coequal one-year terms. However, only JBS Directors can serve as members of the JBS Nominating Committee, and only Equity Directors can serve as members of the Equity Nominating Committee.
The stockholders agreement between us and an affiliate of JBS dated December 28, 2009 (as amended, the “JBS Stockholders Agreement”) requires JBS and its affiliates to vote all of Pilgrim’s Pride common stock that they hold in the same manner as the shares held by all Minority Investors with respect to the election or removal of Equity Directors. Consequently, the vote of the Minority Investors will determine the outcome of the election of Equity Directors.
With respect to all other matters submitted to a vote of holders of common stock, including the election or removal of any JBS Directors, JBS and its affiliates may vote shares of common stock held by them at their sole and absolute discretion.
What is the “Say on Pay” Vote?
With Proposal 3, the Board is providing stockholders with the opportunity to cast an advisory vote on the compensation of our Named Executive Officers. This proposal, commonly known as a “Say on Pay” proposal, gives you, as a stockholder, the opportunity to endorse or not endorse our executive compensation programs and policies and the compensation paid to our Named Executive Officers.

How do I vote my shares?
If you are a “stockholder of record,” you have several choices. You can vote your proxy:

•	by completing, dating, signing and mailing the enclosed proxy card;

•	over the telephone; or

•	via the internet.
Please refer to the specific instructions set forth on the enclosed proxy card.
If you are a stockholder of record, you have the right to vote in person at the meeting. If you are a beneficial owner, your broker, bank or nominee will provide you with materials and instructions for voting your shares. As a beneficial owner, you have the right to direct your broker on how to vote your shares. However, you may not vote your shares in person at the meeting unless you obtain a signed proxy from the holder of record giving you the right to vote the shares.
If you are a current or former employee of Pilgrim’s Pride who holds shares in either the Pilgrim’s Pride Corporation Retirement Savings Plan or the To-Ricos Employee Savings and Retirement Plan, your vote serves as a voting instruction to the trustee for this plan. To be timely, if you vote your shares in the Pilgrim’s Pride Corporation Retirement Savings Plan or the To-Ricos Employee Savings and Retirement Plan by telephone or Internet, your vote must be received by 1:00 a.m., Eastern Time, on May 8, 2018. If you do not vote by telephone or Internet, please return your proxy card as soon as possible. If you vote in a timely manner, the trustee will vote the shares as you have directed. If you do not vote, or if you do not vote in a timely manner, the trustee will vote your shares in the same proportion as the shares voted by participants who timely return their cards to the trustee.
What are the Board’s recommendations on how I should vote my shares?
The Board recommends that you vote your shares as follows:

Proposal 1:	FOR the election of all five nominees for JBS Director.

Proposal 2:	FOR the election of all three nominees for Equity Director.

Proposal 3:	FOR the approval of the advisory vote on executive compensation.

Proposal 4:	FOR ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 30, 2018.

Proposal 5:	AGAINST the stockholder proposal to adopt and implement a water stewardship policy designed to reduce risks of water contamination from our direct operations and supply chain.

Proposal 6:	AGAINST the stockholder proposal regarding Board diversity.
What are my choices when voting?
With respect to:

Proposal 1:
You may either (i) vote “FOR” the election of all JBS Director nominees as a group; (ii) withhold your vote on all JBS Director nominees as a group; or (iii) vote “FOR” the election of all JBS Director nominees as a group except for certain nominees identified by you in the appropriate area on the proxy card or voting instructions.

Proposal 2:
You may either (i) vote “FOR” the election of all Equity Director nominees as a group; (ii) withhold your vote on all Equity Director nominees as a group; or (iii) vote “FOR” the election of all Equity Director nominees as a group except for certain nominees identified by you in the appropriate area on the proxy card or voting instructions.

Proposal 3:	You may vote “FOR” or “AGAINST” the proposal, or you may elect to abstain from voting your shares. Abstaining will have the same effect as a vote against the proposal, as discussed below.

Proposal 4:	You may vote “FOR” or “AGAINST” the proposal, or you may elect to abstain from voting your shares. Abstaining will have the same effect as a vote against the proposal, as discussed below.

Proposal 5:	You may vote “FOR” or “AGAINST” the proposal, or you may elect to abstain from voting your shares. Abstaining will have the same effect as a vote against the proposal, as discussed below.

Proposal 6:	You may vote “FOR” or “AGAINST” the proposal, or you may elect to abstain from voting your shares. Abstaining will have the same effect as a vote against the proposal, as discussed below.
How will my shares be voted if I do not specify my voting instructions?
If you sign and return your proxy card without indicating how you want your shares to be voted, the proxies appointed by the Board will vote your shares as follows:

Proposal 1:	FOR the election of all five nominees for JBS Director.

Proposal 2:	FOR the election of all three nominees for Equity Director.

Proposal 3:	FOR the approval of the advisory vote on executive compensation.

Proposal 4:	FOR ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 30, 2018.

Proposal 5:	AGAINST the stockholder proposal to adopt and implement a water stewardship policy designed to reduce risks of water contamination from our direct operations and supply chain.

Proposal 6:	AGAINST the stockholder proposal regarding Board diversity.
If you are a current or former employee of Pilgrim’s Pride who holds shares through the Pilgrim’s Pride Corporation Retirement Savings Plan or the To-Ricos Employee Savings and Retirement Plan you will be given the opportunity to provide instruction to the trustee with respect to how to vote your shares.  Any shares for which instructions are not received (i) shall be voted by the trustee in accordance with instructions provided by Pilgrim’s Pride with respect to shares held under the Pilgrim’s Pride Corporation Retirement Savings Plan and (ii) will not be voted with respect to shares held under the To-Ricos Employee Savings and Retirement Plan.
What is a quorum?
A “quorum” is necessary to hold the meeting. A quorum consists of a majority of the voting power of our common stock issued and outstanding and entitled to vote at the meeting, including the voting power that is present in person or by proxy. The shares of a stockholder whose ballot on any or all proposals is marked as “abstain” will be included in the number of shares present at the Annual Meeting to determine whether a quorum is present. If a quorum is not represented in person or by proxy at the meeting or any adjourned meeting, the chairman of the meeting may postpone the meeting from time to time until a quorum will be represented. At any adjourned meeting at which a quorum is represented, any business may be transacted that might have been transacted at the meeting as originally called. JBS owned or controlled over 50% of the voting power of our outstanding common stock on the Record Date. Therefore, JBS will be able to assure a quorum is present.
What vote is required to approve the proposals for the election of the JBS Directors and the Equity Directors?

Directors will be elected by a plurality of the voting power of our common stock present in person or represented by proxy and entitled to vote at the meeting. This means that the director who receives the most votes will be elected.
Because JBS owned or controlled over 50% of the voting power of our outstanding common stock on the Record Date, it will be able to elect all of the nominees for JBS Directors and, with certain exceptions, determine the outcome of all other matters presented to a vote of the stockholders. The JBS Stockholders Agreement, however, requires JBS and its affiliates to vote all of Pilgrim’s Pride common stock owned by them in the same manner as the shares held by the Minority Investors with respect to the election or removal of Equity Directors. Consequently, the vote of the Minority Investors will determine the outcome of Proposal 2.
What vote is required for advisory approval of executive compensation?
With regard to Proposal 3, the stockholder advisory vote on executive compensation, the results of this vote are not binding on the Board, meaning that our Board will not be obligated to take any compensation actions or to adjust our executive compensation programs or policies, as a result of the vote. Notwithstanding the advisory nature of the vote, the resolution will be considered passed with the affirmative vote of a majority of the votes present in person or represented by proxy and eligible to vote at the Annual Meeting.
What vote is required for the appointment of KPMG LLP, the stockholder proposals and to approve any other item of business to be voted upon at the meeting?
The affirmative vote of a majority of the voting power of our common stock present in person or represented by proxy at the Annual Meeting is required to ratify the appointment of our independent registered public accounting firm, to approve the stockholder proposals and to approve any other item of business to be voted upon at the meeting.
With respect to approval of any other item of business to be voted upon at the meeting, including the election or removal of any JBS Directors, JBS and its affiliates may vote shares of Pilgrim’s Pride common stock held by them at their sole and absolute discretion.
How are abstentions and broker non-votes treated?
Abstentions from voting on any matter will be counted in the tally of votes. Abstentions will have no effect on the election of Directors. However, an abstention will have the same effect as a vote against any other proposals.
A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. A broker non-vote will be deemed “present” at the Annual Meeting and will be counted for purposes of determining whether a quorum exists. Under the rules that govern brokers who are voting with respect to shares held by them in street name, if the broker has not been furnished with voting instructions by its client at least ten days before the meeting, those brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the appointment of an independent registered public accounting firm, submitted to the stockholders in Proposal 4. Non-routine matters include the election of Directors, the advisory votes on executive compensation, and the stockholder proposals submitted to stockholders in Proposal 1, Proposal 2, Proposal 3, Proposal 5, and Proposal 6. With regard to Proposal 1, Proposal 2, Proposal 3, Proposal 5, and Proposal 6 brokers have no discretion to vote shares where no voting instructions are received, and no vote will be cast if you do not vote on those proposals. Consequently, broker non-votes will have no effect on the elections of Directors and will have the same effect as a vote against any other proposals.
We urge you to vote on ALL voting items.
Can I change my vote after I have mailed in my proxy card?
Yes. You may revoke your proxy by doing one of the following:

•	by sending to the Secretary of the Company a written notice of revocation that is received prior to the meeting;

•	by submitting a new proxy card bearing a later date to the Secretary of the Company so that it is received prior to the meeting; or

•	by attending the meeting and voting your shares in person.
Who will pay the cost of this proxy solicitation?
We will pay the cost of preparing, printing and mailing this proxy statement and of soliciting proxies. We will request brokers, custodians, nominees and other like parties to forward copies of proxy materials to beneficial owners of our common stock and will reimburse these parties for their reasonable and customary charges or expenses.
Is this proxy statement the only way that proxies are being solicited?
No. In addition to mailing these proxy materials, certain of our Directors, officers or employees may solicit proxies by telephone, facsimile, e-mail or personal contact. They will not be specifically compensated for doing so.
Stockholder Proposals for 2019 Annual Meeting of Stockholders
We currently expect that our 2019 annual meeting of stockholders will be held on Friday, May 3, 2019. Our bylaws state that a stockholder must have given our Secretary written notice, at our principal executive offices, of the stockholder’s intent to present a proposal (including nominations of Directors) at the 2019 annual meeting of stockholders by January 3, 2019, but not before August 6, 2018. Additionally, in order for stockholder proposals submitted pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to be considered for inclusion in the proxy materials for the 2019 annual meeting of stockholders, they must be received by our Secretary at our principal executive offices no later than the close of business on December 10, 2018.

PROPOSAL 1. ELECTION OF JBS DIRECTORS
Subject to limited exceptions, our Certificate of Incorporation specifies that the Board of Directors will consist of nine members. Our Board currently has eight members. Proxies cannot be voted for a greater number of persons than the eight nominees named.
Pursuant to our Certificate of Incorporation and our bylaws, our Board of Directors includes six JBS Directors, including the Chairman of the Board, who are designated by the JBS Nominating Committee. As of the date this proxy statement is mailed to our stockholders, one vacancy exists with respect to the JBS Directors.
At the Annual Meeting, eight Directors, including five JBS Directors, are to be elected, each to hold office for one year or until his or her successor is duly elected and qualified. Unless otherwise specified on the proxy card or voting instructions, the shares represented by the proxy will be voted for the election of the five nominees named below. If any JBS Director nominee becomes unavailable for election, it is intended that such shares will be voted for the election of a substitute nominee selected by the JBS Nominating Committee. Our Board of Directors has no reason to believe that any substitute nominee or nominees will be required.
Nominees for JBS Directors
Gilberto Tomazoni, 59, has served as Chairman of the Board of Pilgrim’s Pride Corporation, since July 2013. Beginning in 2013, Mr. Tomazoni also served as president of the Global Poultry Division of JBS. Before joining JBS, Mr. Tomazoni spent four years with Bunge Alimentos S.A. as Vice President of Foods and Ingredients. Prior to that, Mr. Tomazoni served 27 years with Sadia S.A., a leading provider of both frozen and refrigerated food products in Brazil, in various roles, including Chief Executive Officer from 2004 to 2009. He earned an M.A. degree in management development in 1991 from Fundação de Ensino do Desenvolvimento and a B.Sc. degree in mechanical engineering in 1982 from the Universidade Federal de Santa Catarina. Mr. Tomazoni has served as a board member of Brazil Fast Food Corporation since 2009, a member of the International Advisory Council for Fundação Dom Cabral since 2009 and a member of the Chamber of Commerce, Industry and Tourism-Brazil/Russia since 2008.
Mr. Tomazoni brings over 30 years of diverse poultry, protein, and food industry experience to the Company. Mr. Tomazoni’s extensive experience and education in the global poultry industry provides invaluable direction to the Company’s strategies domestically and in international markets. As Chairman of the Board, Mr. Tomazoni has direct oversight of Pilgrim’s strategy and operations.
Denilson Molina, 50, has served as a Director since June 2017. He has served as the Chief Financial Officer of JBS USA Food Company since 2011. Previously, he worked at Banco de Brasil for nearly 20 years. At Banco de Brasil, he held several executive positions leading projects and transactions in the corporate, commercial wholesale, and retail sectors. Mr. Molina holds a M.B.A. education level.  In addition, he is a graduate of the Advanced Management Program at the Chicago Booth School of Business.
We believe Mr. Molina’s extensive financial, management and operations experience qualifies him to serve on our Board. In addition, his extensive knowledge and experience in the protein industry brings great value to our Board of directors and our company.
William W. Lovette, 58, joined Pilgrim’s Pride as Chief Executive Officer and President on January 3, 2011.  Mr. Lovette has served as a Director of Pilgrim’s Pride Corporation since February 21, 2011. He brings more than 30 years of industry leadership experience to Pilgrim’s. He previously served as President and Chief Operating Officer of Case Foods, Inc. from October 2008 to December 2010. Before joining Case Foods, Inc., Mr. Lovette spent 25 years with Tyson Foods Inc. in various roles in senior management, including President of its International Business Unit, President of its Foodservice Business Unit and Senior Group Vice President of Poultry and Prepared Foods. Mr. Lovette earned a B.S. degree from Texas A&M University.  In addition, he is a graduate of Harvard Business School’s Advanced Management Program.
Mr. Lovette brings invaluable industry-specific experience to the Board, having worked in the poultry industry his entire life. Mr. Lovette grew up in a family poultry business, which became the Holly Farms Corporation.  Through his formative years, he worked in virtually all aspects of the business including farm labor and management on his family’s broiler farm, catching chickens, working in all areas of a processing plant during summers, working as a customer service representative and as a trading floor clerk on the Chicago Board of Trade. Mr. Lovette’s experience learned over a lifetime in the industry enables him to offer a valuable insight on the business, financial and regulatory issues currently being faced by the poultry industry.
Andre Nogueira de Souza, 49, has served as a Director since October 2014. Since January 1, 2013, Mr. Nogueira served as President and Chief Executive Officer of JBS USA Holdings, which holds the U.S., Canadian and Australian operations of JBS, the largest animal protein company in the world. Mr. Nogueira began his career with JBS USA Holdings in 2007, serving as Chief Financial Officer through 2011. He then served as Chief Executive Officer of JBS Australia, a subsidiary of JBS, in 2012. Prior to working for JBS USA Holdings, Mr. Nogueira worked for Banco do Brasil in corporate banking positions in the U.S. and Brazil. Mr. Nogueira currently serves on the Board of Directors and the Executive Committee of American Meat Institute, the Deans’ Leadership Council of the College of Agricultural Sciences of the Colorado State University and Rabobank’s North American Agribusiness Advisory Board. Mr. Nogueira has an MBA from Funcado Don Cabral, a Master’s in Economics from Brasilia University, a B.A. in Economics from Federal Fluminese University, and completed the Advanced Management Program at the University of Chicago Booth School of Business.
Mr. Nogueira brings outstanding leadership to our Board through his experience gained as a Chief Executive Officer of JBS USA Holdings and JBS Australia and Chief Financial Officer of JBS USA Holdings. In addition, Mr. Nogueira brings an extensive understanding of the protein industry and financial matters to the Board.
Wallim Cruz De Vasconcellos Junior, 60, has served as a Director since December 2009. He has served as a Partner of Iposeira Partners Ltd, a provider of advisory services for mergers and acquisitions and restructuring transactions, since 2003. Mr. Vasconcellos served as a Consultant to IFC/World Bank from 2003 to 2008. He was a former Member of the Board of Santos Brasil S.A. and served as a Member of the Board of Cremer S.A. from 2006 to 2008.
Regarded as one of Brazil’s preeminent business strategists, Mr. Vasconcellos brings to the Board real-time experience in the areas of mergers and acquisitions, capital markets, finance, and restructurings, and offers unique insights into global market strategies. In addition, Mr. Vasconcellos’ experience working on behalf of public financial institutions enables him to provide perspective and oversight with regard to the Company’s financial strategies.
The Board of Directors recommends that you vote FOR the election of all of the individuals who have been nominated to serve as JBS Directors. Proxies will be so voted unless stockholders specify otherwise or withhold authority to vote.

PROPOSAL 2. ELECTION OF EQUITY DIRECTORS
Pursuant to our Certificate of Incorporation and our bylaws, our Board of Directors includes three members designated by the Equity Nominating Committee, which we refer to as our Equity Directors.
The JBS Stockholders Agreement requires JBS and its affiliates to vote all of the Pilgrim’s Pride common stock that they hold in the same manner as the shares held by the Minority Investors with respect to the election or removal of Equity Directors. Consequently, the vote of the Minority Investors will determine the outcome of this Proposal 2.
At the Annual Meeting, eight Directors, including three Equity Directors, are to be elected, each to hold office for one year or until his or her successor is duly elected and qualified. Unless otherwise specified on the proxy card or voting instructions, the shares represented by the proxy will be voted for the election of the three nominees named below. If any of the nominees for Equity Director becomes unavailable for election, it is intended that such shares will be voted for the election of a substitute nominee selected by the Equity Nominating Committee.
Nominees for Equity Director
David E. Bell, 68, has served as a Director since July 2012. Mr. Bell has expertise in a number of areas including risk management, marketing and agribusiness. He has served as the George M. Moffett Professor of Agriculture and Business at Harvard Business School since July 1998. At Harvard Business School, he leads the annual agribusiness executive seminar and is currently the chairman of the school’s marketing faculty and also Senior Associate Dean with responsibility for faculty recruiting. He has degrees from Oxford University and the Massachusetts Institute of Technology.
As a long time member of the Harvard Business School faculty, Dr. Bell has gathered much experience relevant to the appropriate conduct of companies from his teaching of MBA students and executives and from his research and case writing. As the leader of the agribusiness program at Harvard Business School, he has studied all aspects of the food chain, over the entire supply chain and across the world. He is knowledgeable about marketing, retailing, risk management and strategy. Recently he taught the course “Leadership and Corporate Accountability,” which is concerned with the responsibilities CEOs and boards of directors face with respect to a company’s many stakeholders. We believe his broad experience in the food chain provides valuable insights to the Board.
Michael L. Cooper, 68, has served as a Director since December 2009. Mr. Cooper is currently a Managing Director and Vice Chairman Emeritus of Kincannon & Reed, an executive search firm for the food and agribusiness sectors, where he has been employed since July 2004. Mr. Cooper was a Managing Partner of Kincannon & Reed and served as the Executive Vice President & CFO and a member of the board from July 2004 to December 2014. From September 2002 to July 2004, Mr. Cooper served as the Chief Executive Officer of Meyer Natural Angus. From January 1996 to July 2002, Mr. Cooper was employed by Perdue Farms, Inc., where he served in various roles, including as President, Retail Products, from February 2000 to July 2002, and as Senior Vice President and Chief Financial Officer from January 1996 through February 2000. From August 1992 to January 1996, he served as Vice President, Chief Financial Officer, Secretary and Treasurer of Rocco Enterprises. Mr. Cooper also served in various senior financial roles with Dial Corporation over a 14 year career with that company.
Mr. Cooper brings to the Board significant senior leadership, management, operational, financial, and brand management experience. His extensive poultry industry experience enables him to offer a valuable insight on the business, financial and regulatory issues currently being faced by the poultry industry.
Charles Macaluso, 74, has served as a Director since December 2009. He has been a principal of Dorchester Capital, LLC, a management consulting and corporate advisory service firm focusing on operational assessment, strategic planning and workouts since 1998. From 1996 to 1998, he was a partner at Miller Associates, Inc., a workout, turnaround partnership, focusing on operational assessment, strategic planning and crisis management. Mr. Macaluso currently serves as a director of the following public companies: Global Power Equipment Group Inc., where he is also Chairman of the Board and a member of the nominating governance committee; and Darling International, where he is also Lead Director. He also serves as a Chairman of the Board of one private company. Mr. Macaluso previously served as a director of Global Crossing Ltd., where he was also a member of the audit committee.

Mr. Macaluso brings fundamental expertise to our Board in the areas of operational assessment, strategic planning, crisis management, and turnaround advisory services, which expertise supports the Board’s efforts in overseeing and advising on strategy and financial matters. In addition, Mr. Macaluso brings to the Board substantial cross-board expertise due to his tenure on a number of public and private company boards and committees.
The Board of Directors recommends that you vote FOR the election of all of the individuals who have been nominated to serve as Equity Directors. Proxies will be so voted unless stockholders specify otherwise or withhold authority vote.

PROPOSAL 3. APPROVAL OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION
The Board is providing stockholders with the opportunity to cast an advisory vote on the compensation of our Named Executive Officers as required by Section 14A of the Exchange Act. This proposal, commonly known as a “Say-on-Pay” proposal, gives you, as a stockholder, the opportunity to endorse or not endorse our executive compensation programs and policies and the compensation paid to our Named Executive Officers.
The “Say-on-Pay” vote is advisory and thus not binding on the Compensation Committee or the Board. The advisory vote will not affect any compensation already paid or awarded to any Named Executive Officer and will not overrule any decisions by the Compensation Committee or the Board. The Board values the opinions of the Company’s stockholders as expressed through their votes and other communications. Although the vote is non-binding, the Compensation Committee and the Board will review and carefully consider the outcome of the advisory vote on executive compensation and those opinions when making future decisions regarding executive compensation programs.
At the 2017 annual meeting, approximately 99.2% of votes present (excluding abstentions and broker non-votes) voted for the “Say-on-Pay” proposal related to Named Executive Officers. In consideration of the results, the Compensation Committee acknowledged the support received from our stockholders and viewed the results as a confirmation of the Company’s existing executive compensation policies and decisions. Accordingly, we did not significantly change our compensation principles and objectives in 2017 in response to the advisory vote of our stockholders.
We design our executive compensation programs to implement our core objectives of attracting key leaders, motivating our executives to remain with the Company for long and productive careers, rewarding sustained financial and operating performance and leadership excellence and aligning the long-term interests of our executives with those of our stockholders. Stockholders are encouraged to read the Compensation Discussion and Analysis (“CD&A”) section of this proxy statement. In the CD&A, we have provided stockholders with a description of our compensation programs, including the principles and policies underpinning the programs, the individual elements of the compensation programs and how our compensation plans are administered. The Board believes that the policies and practices described in the CD&A are effective in achieving the Company’s goals. In furtherance of these goals, among other things, our compensation programs have been designed so that a significant portion of each executive’s total compensation is tied not only to how well he performs individually, but also, where applicable, is “at risk” based on how well the Company performs relative to applicable financial objectives. We also believe that equity incentives are aligned with our core objectives of aligning the long-term interests of our executives with those of our stockholders, attracting and retaining key leaders, and rewarding sustained performance and leadership excellence. Accordingly, the Board recommends that you vote in favor of the following resolution:
“RESOLVED, that the compensation of the Company’s Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the CD&A, the compensation tables and any related material disclosed in this proxy statement, is hereby APPROVED in a non-binding vote.”
The advisory vote on executive compensation is non-binding, meaning that our Board will not be obligated to take any compensation actions, or to adjust our executive compensation programs or policies, as a result of the vote. Notwithstanding the advisory nature of the vote, the resolution will be considered passed with the affirmative vote of a majority of the votes present in person or represented by proxy and eligible to vote at the Annual Meeting.
The Company’s current policy is to provide stockholders with an opportunity to approve the compensation of the Named Executive Officers each year at the annual meeting of stockholders. It is expected that the next such vote will occur at the 2019 annual meeting of stockholders.
The Board of Directors recommends that you vote “FOR” the approval of the advisory vote on executive compensation. Proxies will be so voted unless stockholders specify otherwise.

CORPORATE GOVERNANCE
Board of Directors
Our Board of Directors has the responsibility for establishing broad corporate policies and for monitoring our overall performance, but it is not involved in our day-to-day operating decisions. Members of the Board are informed of our business through discussions with the Chief Executive Officer and other officers, and through their review of analyses and reports sent to them each month, as well as through participation in Board and committee meetings.
Board of Directors Independence
Our Board of Directors has affirmatively determined that each of David E. Bell, Michael L. Cooper, Charles Macaluso, and Wallim Cruz De Vasconcellos Junior has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with us) and is independent within the meaning of our Corporate Governance Policy’s categorical independence standards and the rules for companies traded on The NASDAQ Global Select Market (“NASDAQ”). Wesley Mendonça Batista and Joesley Mendonça Batista served as Directors until June 2017 and May 2017, respectively, and were not independent Directors. Tarek Farahat served as a Director between May 2017 and February 2018 and was not an independent Director.
Committees of the Board of Directors
To assist in carrying out its duties, the Board of Directors has delegated certain authority to the Audit, Compensation, JBS Nominating and Equity Nominating Committees. Each committee of the Board meets to examine various facets of our operations and take appropriate action or make recommendations to the Board of Directors.
Audit Committee. The Audit Committee members include Michael L. Cooper (Chairman), Charles Macaluso and Wallim Cruz De Vasconcellos Junior. Our Audit Committee’s responsibilities include selecting our independent registered public accounting firm, reviewing the plan and results of the audit performed by our independent registered public accounting firm and the adequacy of our systems of internal accounting controls, and monitoring compliance with our conflicts of interest and business ethics policies. The Audit Committee is composed entirely of Directors who the Board of Directors has determined to be independent within the meaning of the NASDAQ standards and applicable rules and regulations of the Securities and Exchange Commission (“SEC”). The Board has determined that each of the members of the Audit Committee is financially literate for purposes of the applicable standards of NASDAQ (“financially literate”) and Michael L. Cooper is an “audit committee financial expert” within the meaning of the regulations of the SEC. The Audit Committee has an Audit Committee Charter, which is available on the Investor Relations section on our website at www.pilgrims.com, under the “Governance” caption.
Compensation Committee. The Compensation Committee members include Gilberto Tomazoni (Chairman), Michael Cooper, and Andre Nogueira de Souza. Our Compensation Committee reviews our remuneration policies and practices and establishes the salaries of our officers. The Compensation Committee does not have a Charter.
Special Nominating Committees. Under our Certificate of Incorporation, the Board has two Special Nominating Committees, which include the JBS Nominating Committee and the Equity Nominating Committee. The JBS Nominating Committee is required to consist solely of JBS Directors and presently includes Gilberto Tomazoni, William W. Lovette, Andre Nogueira de Souza, Denilson Molina, and Wallim Cruz De Vasconcellos Junior. The Equity Nominating Committee is required to consist solely of all of the Equity Directors and presently includes David E. Bell, Michael L. Cooper and Charles Macaluso.
The JBS Nominating Committee has the exclusive authority to nominate the JBS Directors, fill JBS Director vacancies and select the members of the JBS Nominating Committee. The Equity Nominating Committee has the exclusive authority to nominate the Equity Directors, fill Equity Director vacancies, select the members of the Equity Nominating Committee, and to call a special meeting of stockholders under certain circumstances. The Equity Nominating Committee, acting by majority vote, also has the exclusive right to control the exercise of our rights and remedies under the JBS Stockholders Agreement. Any member or alternate member of the Equity Nominating Committee may be removed only by the approval of a majority of the members of the Equity Nominating Committee.

For so long as JBS and its affiliates beneficially own 35% or more of our outstanding common stock, no person may be nominated as an Equity Director by the Equity Nominating Committee if JBS reasonably determines that such person (i) is unethical or lacks integrity or (ii) is a competitor or is affiliated with a competitor of the Company. The Equity Directors must satisfy the independence requirements of Rule 10A-3 under the Exchange Act, and be financially literate, and, for so long as there are two or more Equity Directors on the Board, at least one Equity Director must qualify as an “audit committee financial expert” as that term is used in Item 407 of Regulation S-K under the Exchange Act (or any successor rule).
If JBS and its affiliates own at least 50% of our outstanding common stock, at least one JBS Director is required:

•	to be an independent director under the NASDAQ listing standards,

•	to satisfy the independence requirements of Rule 10A-3 under the Exchange Act, and

•	to be financially literate.
Each of the Board’s Special Nominating Committees has a Charter, current copies of which are available on our website at www.pilgrims.com, under the “Investor Relations - Governance” caption.
Our Special Nominating Committees do not have a policy with regard to identifying Director nominees or the consideration of any Director candidates recommended by our stockholders or otherwise. The Board of Directors does not view the establishment of a formal policy in this regard as necessary, given the extent of the ownership of the Company’s common stock by JBS and its affiliates and the existing JBS Stockholders Agreement. However, the Board and the Special Nominating Committees acknowledge the benefits of broad diversity throughout the Company, including at the level of the Board. Accordingly, the Special Nominating Committees strive to achieve a balance of knowledge, experience and perspective on the Board, selecting Directors based upon, among other things, their integrity, diversity of experience, business or other relevant experience or expertise, proven leadership skills, their ability to exercise sound judgment, understanding of the Company’s business environment, and willingness to devote adequate time and effort to Board responsibilities. In addition, the Special Nominating Committees will consider stockholder recommendations for candidates for the Board, which should be sent to Pilgrim’s Pride Corporation, Corporate Secretary, 1770 Promontory Circle, Greeley, Colorado 80634.
Meetings
During the fiscal year ended December 31, 2017, the Board of Directors held four meetings, the Audit Committee held four meetings, the Compensation Committee held one meeting and there were five executive sessions including only non-management Directors. During 2017, each member of the Board of Directors attended at least 75% of the number of meetings of the Board and each of the Board committees on which the Director served. Each of the directors who were appointed during 2017 attended at least 75% of the meetings of the Board and each of the Board committees on which the Director served that occurred during their time on the Board of Directors. One of our Directors was in attendance at our 2017 annual meeting of stockholders in person. While we do not have a formal policy regarding Director attendance at annual meetings of stockholders, we encourage each Director to attend each annual meeting of stockholders.
During the fiscal year ended December 31, 2017, the JBS Nominating Committee and the Equity Nominating Committee held no meetings. The JBS Nominating Committee took action twice through unanimous written consent during the fiscal year ended December 31, 2017.
Board Leadership Structure and Risk Oversight
The position of our Chairman of the Board and the office of the President and Chief Executive Officer are held by different persons. Our Chairman of the Board is Gilberto Tomazoni, and our President and Chief Executive Officer is William W. Lovette.
We separate the roles of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles. The Chief Executive Officer is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while the Chairman of the Board provides guidance to the Chief Executive Officer and sets the agenda for Board meetings and presides over meetings of the full Board. We believe the division of duties is especially appropriate as legal and regulatory requirements applicable to the Board and its committees continue to expand, and it facilitates the appropriate level of communication between the Board of Directors and executive management for Board oversight of the Company and its management. The members of the Board periodically determine which member should serve as our Chairman of the Board because they are in the best position to make this decision based on their knowledge of the Company and our executive management team. Accordingly, the Board believes it is important to have the flexibility to select a Chairman who is the best person for the job, regardless of that person’s independence.
Because Gilberto Tomazoni, Denilson Molina, William W. Lovette and Andre Nogueira de Souza are not independent Directors, the Board will either designate an independent Director to preside at the meetings of the non-management and independent Directors or they will prescribe a procedure by which a presiding Director is selected for these meetings. In the absence of another procedure being adopted by the Board, the person appointed will be the independent Director with the longest tenure on the Board in attendance at the meeting. The Board generally holds meetings of non-management directors four times per year and meetings of independent directors four times per year.
The Company’s management is responsible for the ongoing assessment and management of the risks the Company faces, including risks relating to capital structure, strategy, liquidity and credit, financial reporting and public disclosure, information technology, cybersecurity, operations and governance. We focus not only on operational risk, but financial and strategic risk as well. These areas of focus include input costs (commodity pricing, live and processed product cost and spoilage), revenue risk (sales price and mix), financial risk (adequate controls, timely and effective reporting systems and other management and governance systems) as well as competitive risks and market trends. We aim to identify, categorize and respond to these risks to manage as much of their impact on our business as possible. The Board oversees management’s policies and procedures in addressing these and other risks. Additionally, each of the Board’s four committees (the Audit Committee, the Compensation Committee and the two Special Nominating Committees) monitor and report to the Board those risks that fall within the scope of such committees’ respective areas of oversight responsibility. For example, the full Board directly oversees strategic risks. The Special Nominating Committees directly oversee risk management relating to Director nominations and independence. The Compensation Committee directly oversees risk management relating to employee compensation, including any risks of compensation programs encouraging excessive risk-taking. Finally, the Audit Committee directly oversees risk management relating to financial reporting, public disclosure and legal and regulatory compliance. The Audit Committee is also responsible for assessing the steps management has taken to monitor and control these risks and exposures and discussing guidelines and policies with respect to the Company’s risk assessment and risk management.
Communications with the Board of Directors
Stockholders and other interested parties may communicate directly with our Board of Directors, any of its committees, all independent Directors, all non-management Directors, or any one Director serving on the Board by sending written correspondence to the desired person or entity addressed to the attention of our Corporate Counsel at Pilgrim’s Pride Corporation, 1770 Promontory Circle, Greeley, Colorado 80634. Communications are distributed to the Board, or to any individual Director, as appropriate, depending on the facts and circumstances outlined in the communication.
Code of Business Conduct and Ethics and Corporate Governance Policies
Our Board of Directors has adopted a Code of Business Conduct and Ethics and Corporate Governance Policies of the Board of Directors. The full texts of the Code of Business Conduct and Ethics and Corporate Governance Policies are posted on our website at www.pilgrims.com, under the “Investor Relations - Governance” caption. We intend to disclose future amendments to, or waivers from, certain provisions of the Code of Business Conduct and Ethics on our website within four business days following the date of such amendment or waiver.
Controlled Company Exemption
We are a “controlled company” under the NASDAQ listing standards because JBS owns or controls over 50% of the voting power for the election of directors of the outstanding common stock as of the Record Date. Accordingly, we take advantage of the exemptions discussed in Rule 5615 of the NASDAQ listing standards.

REPORT OF THE COMPENSATION COMMITTEE
The Compensation Committee of the Board of Directors of Pilgrim’s Pride Corporation (the “Company”) has reviewed and discussed with management the following Compensation Discussion and Analysis section of the Company’s Proxy Statement for the fiscal year ended December 31, 2017 (the “Proxy Statement”). Based on our review and discussions, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Proxy Statement to be filed with the Securities and Exchange Commission.

Compensation Committee

Gilberto Tomazoni, Chairman
Michael L. Cooper
Andre Nogueria de Souza

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
The following discusses the material elements of the compensation for our Chief Executive Officer and our Chief Financial Officer listed in the “Summary Compensation Table” on page 28 (together, the “Named Executive Officers”) during our fiscal year ended December 31, 2017. To assist in understanding compensation for 2017, we have included a discussion of our compensation policies and decisions for periods before and after 2017, where relevant. During 2017, the Compensation Committee and the Board had the overall responsibility for approving executive compensation and overseeing the administration of our incentive plans and employee benefit plans.
The Company’s compensation principles are intended to implement our core objectives of aligning the long-term interests of our executives with those of our stockholders, attracting and retaining key leaders, and rewarding sustained performance and leadership excellence. In pursuing these objectives, the Compensation Committee uses certain guiding principles in designing the specific elements of the executive compensation program. These guiding principles and policies are that:

•	incentive compensation should represent a significant portion of total compensation;

•	compensation should be performance-based;

•	incentive compensation should balance short-term and long-term performance;

•	compensation levels should be market competitive; and

•	superior performance should be rewarded.
In order to further these guiding principles, the key components of our compensation in 2017 included (1) cash compensation, in the form of base salaries, cash incentive compensation and bonuses; (2) long-term equity compensation, in the form of restricted stock units that are earned and granted, if at all, based on the achievement of financial performance metrics designed to reinforce our business objectives and restricted stock and restricted stock units that vest over time; and (3) other non-cash compensation, such as health and welfare benefits, and certain other limited perquisites and benefits.
The Compensation Committee believes a significant portion of the compensation to our Named Executive Officers should be performance based. The Compensation Committee also believes that our Named Executive Officers’ compensation should be balanced with longer term incentives. Accordingly, a significant portion of the compensation to our Named Executive Officers was awarded in the form of restricted stock and restricted stock units, which vests over time and in performance restricted stock units, which are earned and granted if specific 2017 performance targets are met and vest at the end of a three-year period. The Compensation Committee believes these equity awards more closely align our Named Executive Officers’ incentives with the long-term interests of our stockholders, including growing our business and improving the Company’s profitability relative to its peers. For 2017, approximately 71.4% and 66.7% of the total target compensation of our chief executive officer and our chief financial officer, respectively, was “at risk,” or dependent upon both the Company’s and the individual’s performance.
Additionally, the Company maintains the following policies that support the Company’s “pay-for-performance” principles:

•	the restriction of our directors, Named Executive Officers, and other key executive officers from hedging the economic interest in the Company securities that they hold;

•
the prohibition of Company personnel, including the Named Executive Officers, from engaging in any short-term, speculative securities transactions, engaging in short sales, buying or selling put or call options, and trading in options (other than those granted by the Company);

•	the restriction of our directors, Named Executive Officers, and other key executive officers from pledging the Company securities that they hold; and

•	our policy of not having any change-in-control or retirement arrangements with our Named Executive Officers.
Following the end of each fiscal year, the Compensation Committee conducts a review of all components of the Company’s compensation program. In conducting its review, the Compensation Committee reviews information related to each Named Executive Officer’s individual performance, total compensation, each of the components of compensation, and the Company’s performance. Our compensation principals and objectives did not significantly change in 2017.
2017 Executive Compensation and Frequency Vote
At the annual meeting of our stockholders held on April 28, 2017, approximately 99.2% of votes present (excluding abstentions and broker non-votes) voted for the “Say-on-Pay” proposal related to Named Executive Officers. In consideration of the results, the Compensation Committee acknowledged the support received from our stockholders and viewed the results as a confirmation of the Company’s existing executive compensation policies and decisions. Accordingly, we did not significantly change our compensation principles and objectives in 2017 in response to the advisory vote of our stockholders.
Also, at the annual meeting of our stockholders held on April 28, 2017, our stockholders recommended the Company hold an advisory vote on the compensation of the Company’s Named Executive Officers annually. After consideration of this recommendation, the Company agreed and will hold an advisory vote on our Named Executive Officer compensation every year until the next non-binding advisory vote on frequency of stockholder votes on Named Executive Officer compensation, which is expected to be held at the Company’s 2023 annual meeting of our stockholders.
Company Performance and Pay
The Compensation Committee has designed key elements of our executive compensation program to align pay with our performance. The Compensation Committee’s compensation decisions for 2017 reflect the Company’s strong performance in multiple financial areas. Specific 2017 achievements included the following, among others:

•	The Company achieved strong results relating to operating revenues ($10.8 billion), net income ($694.6 million, or $2.79 per diluted share) and net cash provided by operations ($801.3 million).

•
The Company generated a cumulative total return on its common stock over the five years ended 2017 of 478.7% as compared to a cumulative total return generated over the same period by the Russell 2000 Composite Index and by the Company’s peer group index of 93.6% and 232.8%, respectively. Companies in the peer group index, as disclosed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed with the SEC on February 16, 2018, include Sanderson Farms Inc., Hormel Foods Corp. and Tyson Foods Inc.

•	As of our fiscal year ending December 31, 2017, the Company had $589.5 million of cash and cash equivalents.

•
The Company continued its efforts on cost reductions, more effective processes, training and its total quality management program. Between 2011 and 2017, these efforts have resulted in cumulative operational improvements of approximately $1.1 billion.

The Compensation Committee sets challenging goals for our annual and long-term incentive programs. The Compensation Committee believes that the annual incentive payouts reflect the exceptional financial performance of the Company for fiscal 2017. Despite our exceptional financial performance, the fiscal 2017 performance described above did not achieve target goals set by the Compensation Committee under our long-term incentive program. As a result, there were no payouts under that program. The Compensation Committee considered our strong performance described above in 2017 and other factors as described below and recommended to the Board, and in February 2018 the Board approved, a discretionary award at 50% of the approved 2017 Program targets for each of the Named Executive Officers, resulting in the grant of RSUs of 38,236 and 10,194 shares to Mr. Lovette and Mr. Sandri, respectively. For more information regarding discretionary awards, see “Components of Compensation - Discretionary

Awards” below. For more information regarding our financial performance during fiscal 2017, see our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed with the SEC on February 16, 2018.
Executive Compensation Principles, Policies and Objectives
The Compensation Committee is responsible for establishing the principles that underlie our executive compensation program and that guide the design and administration of specific plans, agreements and arrangements for our executives. Our compensation principles are intended to implement our core objectives of attracting key leaders, motivating our executives to remain with the Company for long and productive careers, rewarding sustained financial and operating performance and leadership excellence and aligning the long-term interests of our executives with those of our stockholders. Our executive compensation principles and policies, which are established and refined from time to time by the Compensation Committee, are described below:

•
Incentive compensation should represent a significant portion of total compensation. A significant portion of our executives’ total compensation should be tied not only to how well they perform individually, but also, where applicable, should be “at risk” based on how well the Company performs relative to applicable financial objectives.

•
Compensation should be performance-based. Compensation should be subject to performance-based awards as an executive officer’s range of responsibility and ability to influence the Company’s results increase.

•
Incentive compensation should balance short-term and long-term performance. Executive compensation should be linked to building long-term stockholder value while remaining consistent with our business objectives and values. Our executive compensation program addresses this objective by including long-term incentives in the form of equity-based awards, such as restricted common stock and restricted stock units, which makes the performance of the Company’s common stock a targeted incentive.

•
Compensation levels should be market competitive. Compensation should be competitive in relation to the marketplace. Prior to setting performance goals and target opportunities for our incentive compensation, the Compensation Committee considers market compensation data compiled and prepared by management.

•
Superior performance should be rewarded. Outstanding achievement should be recognized. The Board and the Compensation Committee consider the Company’s strategies when identifying the appropriate incentive measures and when assigning individual goals and objectives to the Named Executive Officers and evaluate the individual’s performance against those strategies in setting compensation.

In addition, we believe that our compensation programs for executive officers should be appropriately tailored to encourage employees to grow our business, but not encourage them to do so in a way that poses unnecessary or excessive material risk to us. For 2017, the Compensation Committee believes that our Named Executive Officers’ compensation is consistent with our performance and economic and competitive industry conditions, and equity incentives are aligned with our actions to grow our business and improve the Company’s profitability relative to similarly-situated companies.
Currently, the Company does not have any agreements relating to the employment of our Named Executive Officers other than the employment agreement with Mr. Lovette that was entered into on April 3, 2018. The Company generally does not enter into employment agreements with its executives, who are considered to serve at the will of the Board. However, in certain circumstances, the Compensation Committee and the Board believe it is prudent to use employment agreements (such as in the case of Mr. Lovette) as a means to attract and/or retain executives and to foster an environment of relative security within which we believe our executives will be able to focus on achieving Company goals. For more information regarding Mr. Lovette’s employment agreement, see “Compensation to William W. Lovette – 2018 Employment Agreement.”
Role of the Compensation Committee and Executive Officers in Compensation Decisions
The Compensation Committee is responsible for establishing and overseeing the overall compensation structure, policies and programs of the Company and assessing whether our compensation structure resulted in appropriate compensation levels and incentives for executive management of the Company. The Compensation Committee’s objective is to ensure that the total compensation paid to each executive officer was fair, reasonable, competitive and motivational. The Compensation Committee conducts a review of all compensation for our executive officers, including our Named Executive Officers, and works with our Chief Executive Officer to evaluate and approve compensation of our executive officers other than the Chief Executive Officer. Our other Named Executive Officer, the Chief Financial Officer, reports directly to our Chief Executive Officer who supervises the day to day performance of the Chief Financial Officer. Accordingly, the Chief Executive Officer evaluates the Chief Financial Officer’s individual performance against the Company-based performance factors, and makes recommendations to the Compensation Committee regarding his compensation. The Compensation Committee strongly considers the compensation recommendations and the performance evaluations by our Chief Executive Officer and any recommendations of the Board of Directors with respect to non-CEO compensation. Neither the Compensation Committee nor Company management engaged a compensation consultant in 2017 for the purpose of determining or recommending the amount or form of executive compensation.
Competitive Market Study
In 2017, the Compensation Committee reviewed a competitive market study prepared by Arthur J. Gallagher & Co (“Gallagher”) that compared the compensation of the Named Executive Officers against two data sources:
•a group of similarly-situated public companies; and

•	a survey of Russell 3000 index companies, sorted by size and industry.
The Compensation Committee used the Gallagher study in considering the market competitiveness of our executive compensation program but did not use the Gallagher study for benchmarking or in setting executive compensation targets or levels. Further, Gallagher did not provide any advice to the Compensation Committee or management of the Company with respect to executive compensation decisions. Gallagher was engaged by the Company and the Gallagher study was prepared at the direction of the Company.
Components of Compensation
In determining the components of compensation, the Compensation Committee discusses strategic goals for our compensation program and considers the role of each of the elements of compensation in relationship to the overall pay mix. The Compensation Committee considers the total compensation targeted for each of the Named Executive Officers, individual and Company performance, and the relationship between pay and performance. The Compensation Committee works with the Chief Executive Officer and the Company’s human resources representative who make recommendations consistent with the guidelines established by the Compensation Committee to as to each element of compensation of our executive officers. The Committee evaluates the total compensation package for each of our Named Executive Officers after considering the recommendations of the Chief Executive Officer and the Company’s human resources representative and evaluating the competitive market for executive talent, the Company’s performance relative to its competitors, and the past compensation paid to each of our Named Executive Officers. For 2017, the Compensation Committee reviewed the Gallagher study in considering the market competitiveness of our executive compensation program. The Chief Executive Officer does not make recommendations or participate in the Compensation Committee’s process for establishing the compensation of the Chief Executive Officer.
If the Compensation Committee determines that there is a misalignment in pay for performance or if the compensation of the Named Executive Officers is not appropriately aligned with the competitive market, the Committee may determine, in its discretion, to provide additional compensation our Named Executive Officers in the form of cash or equity or combination thereof. The Compensation Committee believes that discretionary awards, where warranted, can be effective in motivating, rewarding and retaining our Named Executive Officers. For additional information, see “Discretionary Awards” below.
During 2017, the principal elements of compensation for our executive officers were as follows:

•	base salaries;

•	bonuses, including annual cash incentive compensation and discretionary bonuses;

•	long-term incentive compensation, including awards of restricted stock units earned and granted based on the achievement of performance goals, time-vested restricted stock and restricted stock units;

•	a discretionary award of time based restricted stock units;

•	other compensation consisting primarily of health and welfare benefits; and

•	certain limited perquisites and other personal benefits.
Further, we provide each executive officer certain severance benefits if the executive is terminated other than for cause, as described below. The Compensation Committee and the Board believe that these severance benefits are necessary and advisable to keep executive officers focused on the best interests of the Company at times that may otherwise cause a lack of focus due to personal economic exposure. Further, the Compensation Committee and the Board believe that these severance benefits are necessary and advisable for retentive purposes to provide a measure of support to our Named Executive Officers who may receive offers of employment from competitors that would provide severance benefits. See the “2017 Potential Payments Upon Termination” table for additional information regarding the severance payable to our Named Executive Officers. However, the Company does not provide any change-in-control to its Named Executive Officers other than the vesting of restricted stock and restricted stock units under the Long Term Incentive Plan (the “LTIP”) under certain circumstances in the case of a “change in control.” The Company also does not provide any retirement arrangements to its Named Executive Officers other than the eligibility to participate in the Company’s 401(k) salary deferral plan (the “401(k) Plan”) and the Pilgrim’s Pride Corporation 2015 Deferred Compensation Plan (the “Deferred Compensation Plan”) on the same basis as other employees.
Base Salary
We provide our Named Executive Officers and other employees with a base salary to provide a fixed amount of compensation for services during the fiscal year. Base salaries and any increases thereto are subjectively determined by the Compensation Committee for each of the executive officers on an individual basis, taking into consideration an assessment of individual contributions to Company performance, length of tenure, compensation levels for comparable positions, internal equities among positions and, with respect to executives other than the Chief Executive Officer, the recommendations of the Chief Executive Officer. The Compensation Committee approved an increase to the base salary of our Chief Financial Officer from $415,000 to $475,000. In approving the increase, the Compensation Committee considered Mr. Sandri’s overall performance and strong leadership, the potential risk of Mr. Sandri’s departure and Mr. Sandri’s compensation compared to similarly-situated executives at competitor companies. The Compensation Committee considered the Gallagher study in its evaluation of Mr. Sandri’s base salary, but did not use the Gallagher study as a benchmark. The Board did not elect to increase Mr. Lovette’s annual base salary during 2017.
Annual Cash Incentive Compensation
Cash incentive awards are determined by the Compensation Committee and granted under the terms of the Company’s Short-Term Management Incentive Plan (the “STIP”). Additionally, we may also provide short-term incentives to executives by awarding annual cash bonuses determined by the Compensation Committee on a discretionary basis. The bonuses reward achievement of short-term goals and allow us to recognize individual and team achievements. The STIP is an annual incentive program providing for the grant of bonus awards payable upon achievement of specified performance goals. Full-time salaried, exempt employees of the Company and its affiliates who are selected by the administering committee are eligible to participate in the STIP.
As part of developing the Company’s compensation strategy for the fiscal year ended December 31, 2017, the Compensation Committee established annual performance goals and target payout amounts for William W. Lovette, our Chief Executive Officer and President, and Fabio Sandri, our Chief Financial Officer. Each of Mr. Lovette's and Mr. Sandri's annual performance goal was established under the STIP based on income (loss) before income taxes as a percentage of the Company’s net revenues (“PBT Margin”). The Compensation Committee chose to utilize PBT Margin, as determined based on the Company’s audited financial statements and GAAP as applied on a consistent basis by the Company, in setting performance goals and target payout amounts because PBT Margin has a higher correlation to cash flow and liquidity than EBITDA and because it aligns with the Company’s goals of driving overall operational results.
Long-Term Incentive Compensation
The Board and the Compensation Committee believes that long-term incentive compensation is essential to attracting, retaining and motivating executives. The Board and the Compensation Committee further believe that providing our executives with long-term incentives will align their interests with our stockholders and encourage them to grow and operate the Company’s business with a view towards building long-term stockholder value and improving profitability. The Board and the Compensation Committee also believe that equity awards make the performance of the Company’s common stock a targeted incentive. In furtherance of these objectives, we maintain the LTIP, which provides for the grant of a broad range of long-term equity-based and cash-based awards, including performance-based awards, to the Company’s officers and other employees, members of the Board and any consultants. The LTIP is administered by the Compensation Committee. The equity-based awards that may be granted under the LTIP include “incentive stock options,” within the meaning of the Code, nonqualified stock options, stock appreciation rights, restricted stock awards, restricted stock units and other stock based awards. As of December 31, 2017, the maximum number of shares reserved for issuance under the LTIP was 4,825,825 shares and the maximum number of shares with respect to which awards of any and all types may be granted during a calendar year to any participant is limited, in the aggregate, to 5,000,000 shares. The maximum amount that may be paid in cash during any fiscal year with respect to any award (including any performance bonus award) is $10,000,000. Except as may otherwise be provided in any applicable award agreement or other written agreement entered into between the Company and a participant in the LTIP, if a “change in control” occurs and the participant’s awards are not converted, assumed, or replaced by a successor entity, then immediately prior to the change in control the awards will become fully exercisable and all forfeiture restrictions on the awards will lapse. While we do not have a formal stock ownership requirement for our executive officers, we do maintain policies against hedging the economic interest in Company securities, engaging in speculative securities transactions, including short sales, and pledging Company securities.
Based on these considerations, the Compensation Committee determined that an equity award combination consisting of restricted stock and restricted stock units (“RSUs”) would best serve the Compensation Committee’s goals. The Company has never granted stock options. We have granted equity awards to our Chief Executive Officer and Chief Financial Officer at a level in which the Board and the Compensation Committee believe will provide the executives long-term incentives, align their interests with those of our stockholders, meet the Company’s long-term objectives and under appropriate circumstance to induce such executives to join the Company.
In the fourth quarter of 2016, the Compensation Committee approved the 2017 Long Term Incentive Program (the “2017 Program”), which is a component of the LTIP. The purpose of the 2017 Program is to provide additional incentives to participants to grow the Company’s business and improve the Company’s profitability relative to its peers as measured by Bank of America’s Monthly Profitability Survey (the “BoA Survey”). Under the 2017 Program, participants received target awards equal to a specified percentage of their base salary, with such awards being converted to RSUs upon the Company’s achievement of the performance goals under the 2017 Program. In the fourth quarter of 2016, the Compensation Committee reviewed and approved the revised thresholds for the 2017 Program set forth below.
The performance criteria used in determining the percentage, if any, of the award target to be converted into RSUs was based on a combination of factors that were measured only in respect of the Company’s performance during 2017. In order for any RSUs to be granted under the 2017 Program, two initial threshold performance goals were required to be achieved. The first initial threshold goal was based on the Company's achievement of a minimum three percent (3%) PBT Margin for 2017. The Compensation Committee believes that since PBT Margin is a good indicator of the Company’s profitability, an initial threshold based on strong profitable results is appropriate in light of the Company’s compensation principles. The second initial threshold performance goal was based on the Company having an EBIT delta, which measures the Company's profitability relative to its peers as measured by the BoA Survey, greater than the EBIT delta of the fifth best performing company in the BoA Survey. The Compensation Committee believes that the second initial threshold’s measure of EBIT delta accurately portrays the Company’s corporate performance relative to its industry, and that long-term incentive awards should be granted only if the Company is competitive with its peers. For more information on the Company’s compensation principles, see “Executive Compensation Principles,

Policies and Objectives” above. If the Company achieves the two initial threshold goals, it would issue RSUs in accordance with the following table (using the BoA Survey):

Payout (as a percentage of award target)	50%	75%	100%	125%	150%
EBIT delta to average company(a)	+1.80	+1.90	+2.00	+2.10	+2.20

(a)	Cents per processed pound.
Both Named Executive Officers participated in the 2017 Program, and received the opportunity for grants of RSU awards based on the achievement of the above performance conditions. The Company met the first threshold goal, achieving a PBT Margin of 11.02% for 2017. The Company did not achieve the second threshold goal of having an EBIT delta greater than the EBIT delta of the fifth best performing company in the BoA Survey. However, in February 2018 the Board of Directors approved a discretionary award at 50% of the approved 2017 Program targets. For more information regarding discretionary awards, see “Discretionary Awards” below.
Discretionary Awards
The Compensation Committee believes that a significant portion of our executives’ total compensation should be tied not only to how well they perform individually but also on how well the Company performs relative to applicable financial objectives. Accordingly, the Compensation Committee sets challenging performance targets under our annual and long-term incentives programs. However, in some circumstances the Compensation Committee may provide additional discretionary awards where (1) there is misalignment in pay for performance, such as when the Company and/or the individual achieved superior performance, but where the performance targets under our annual or long-term incentives were not met, or (2) if the Compensation Committee determines that the compensation of the Named Executive Officers is not appropriately aligned with the competitive market. In considering whether to make a discretionary award, the Compensation Committee will also consider the Company’s historical performance, the past compensation paid to the Named Executive Officers and the market competitiveness of Named Executive Officer compensation. The Compensation Committee believes that discretionary awards, where warranted, can be effective in motivating, rewarding and retaining our Named Executive Officers.
On February 13, 2018, the Compensation Committee recommended, and the Board approved, a discretionary award at 50% of the approved 2017 Program targets for each of the Named Executive Officers, resulting in the grant of RSUs of 38,236 and 10,194 shares to Mr. Lovette and Mr. Sandri, respectively. The Compensation Committee considered the following factors in recommending these discretionary awards:

•	the Company’s strong performance relative to its competitors in 2017;

•	that the Named Executive Officers had not received equity awards under our long-term incentive program over the past three years, despite strong Company performance;

•
that the principle of rewarding and incentivizing superior performance is undermined by not delivering equity awards under our long-term incentive programs in years where the Company outperformed its competitors; and

The shares covered by the RSUs will vest ratably over three years in equal installments on the first, second and third anniversaries of the date of grant. In addition to the above, on February 14, 2018, the Board approved the grant of RSUs of 200,000 shares and 80,000 shares for Mr. Lovette and Mr. Sandri, respectively. The Board approved the awards because it believes that the total compensation of the Named Executive Officers is not appropriately aligned with the competitive market. The shares covered by the RSUs will vest on January 1, 2019. Although these discretionary awards are described in this Compensation Discussion and Analysis, the impact of these decisions will be reflected in our proxy statement for the fiscal year ended December 30, 2018.
Other Compensation
Our Named Executive Officers receive no special employee benefits. During 2017, our Named Executive Officers were eligible to participate on the same basis as other employees in the Company’s 401(k) salary deferral plan (the “401(k) Plan”). Contributions to the 401(k) Plan are made up of a 30% matching contribution on the first

6% of pay to the extent such contributions are not in excess of the Code limits on contributions to 401(k) plans. Under the 401(k) Plan, the Company may make additional matching contributions or other profit sharing contributions at its discretion. There were no discretionary contributions in 2017. We do not have any other pension plan for our Named Executive Officers. In 2017, Mr. Sandri was the only Named Executive Officer who participated in the 401(k) Plan.
We continue to maintain the Pilgrim’s Pride Corporation 2015 Deferred Compensation Plan (the “Deferred Compensation Plan”) to help provide for the long-term financial security of our US employees who meet the Internal Revenue Service definition of a “highly compensated employee,” which includes all of our Named Executive Officers and certain other key personnel. Under the Deferred Compensation Plan, participants may elect to defer up to 80% of their base salary and/or up to 80% of their annual cash bonus payment as part of their personal retirement or financial planning. Highly compensated employees who elect to defer compensation in the Deferred Compensation Plan must do so annually prior to the beginning of each calendar year and may direct the investment of the amount deferred and retained by us. The Deferred Compensation Plan is administered by the administrative committee appointed by our Board, and deferred compensation may be invested in authorized funds which are similar to the investment options available under our 401(k) Plan. Under the Deferred Compensation Plan, the Company may make additional matching contributions at its discretion and currently makes a matching contribution of up to 40% on the first 3% of pay. In 2017, Mr. Sandri was the only Named Executive Officer who participated in the Deferred Compensation Plan.
We also provide a variety of health and welfare programs to all eligible employees to offer employees and their families protection against catastrophic loss and to encourage healthy lifestyles. The health and welfare programs we offer include medical, wellness, pharmacy, dental, vision, life insurance and accidental death and disability. Our Named Executive Officers generally are eligible for the same benefit programs on the same basis as our other domestic employees.
Perquisites and Other Personal Benefits
During 2017, we provided our Named Executive Officers with perquisites and other personal benefits that we believed to be reasonable and consistent with our overall compensation program to better enable us to attract and retain competent executives for key positions. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits that we provide to our Named Executive Officers. During 2017, our executive officers were eligible to receive company-paid or company-subsidized life insurance and disability coverage on the same basis as our other domestic payroll employees. Information regarding these perquisites is reported below in the Summary Compensation Table. In establishing the total compensation of the executive officers, the Compensation Committee considered all perquisites and other personal benefits. The Compensation Committee considered these perquisites and other personal benefits as essential and consistent with market practice in order to induce each of Mr. Lovette and Mr. Sandri to join and remain with the Company.
Compensation to William W. Lovette
The Compensation Committee structured Mr. Lovette’s 2017 compensation so that a significant amount of his annual compensation would be tied to both the performance of the Company and his individual performance, and therefore, would be “at risk.” For 2017, approximately 71.4% of his total target compensation was “at risk.”
Base Salary and Annual Incentive Compensation
Mr. Lovette is provided an annual base salary of $1,000,000 in a 52 week fiscal year and $1,038,462 in a 53 week fiscal year. The Board did not elect to increase Mr. Lovette’s annual base salary in 2017. During 2017, Mr. Lovette was eligible to earn an annual cash bonus pursuant to the STIP. Accordingly, Mr. Lovette’s individual performance targets and bonus for 2017 were established under the STIP as follows:

2017 PBT Margin	Bonus Amount
3% (Threshold)	$250,000
4%	$500,000
5%	$750,000
6% (Target)	$1,000,000
7%	$1,250,000
8%	$1,500,000
9%	$1,750,000
10%	$2,000,000
Greater than 10%	$2,000,000 plus 1.0% of the excess PBT above 10%
For purposes of Mr. Lovette’s bonus pursuant to the STIP, PBT Margin for 2017 was determined by the Compensation Committee in accordance with the Company’s audited financial statements and GAAP as applied on a consistent basis by the Company. For 2017, the maximum bonus Mr. Lovette could receive was $10,000,000. Following the end of 2017, the Compensation Committee reviewed the Company’s PBT Margin for 2017, which totaled 11.02%. For purposes of determining whether the performance goal for the 2017 STIP award was achieved, the Compensation Committee excluded the impact of our acquisition of Moy Park that was completed in September 2017. Consequently, the Compensation Committee awarded Mr. Lovette a cash bonus of $2,897,000 for 2017 under the STIP.
Long-Term Incentive Compensation
Mr. Lovette was granted a target performance-based award in 2017 under the 2017 Program, which would be converted to RSUs upon the Company’s achievement of pre-approved performance goals. Following the end of 2017, the Compensation Committee reviewed the Company’s performance in respect of the threshold goals and the payout goal under the 2017 Program and determined that the Company achieved the first threshold goal, with a PBT Margin of 11.02% for 2017. However, the Company did not achieve the second threshold goal of having an EBIT delta greater than the EBIT delta of the fifth best performing company in the BoA Survey. However, the Board of Directors approved a discretionary award at 50% of the approved 2017 Program targets.
Perquisites and Other Personal Benefits
Mr. Lovette is eligible to participate in all group benefits plans and programs the Company has established or may establish for its executive employees, including the Company’s executive relocation policy and repayment agreement, which provides moving and other relocation related expenses, including assistance selling a home and temporary housing. Any amounts under the executive relocation policy and repayment agreement must be repaid if employment is terminated within one year from the hire date.
Severance Payments
Mr. Lovette is eligible to participate in the Pilgrim’s Pride Corporation Severance Plan (the “Severance Plan”). See “Severance Plan” below for a discussion regarding the terms and conditions applicable to the Severance Plan.
2018 Employment Agreement

On April 3, 2018, the Company entered into an Employment Agreement with Mr. Lovette (the “Employment Agreement”) setting forth the principal terms of Mr. Lovette’s employment as the Company’s Chief Executive Officer and President.

Mr. Lovette’s initial rate of base salary will be $1,000,000 per annum. Under the Employment Agreement, Mr. Lovette is entitled to receive a retention bonus of $15,000,000, payable in cash, common stock of the Company or a combination thereof, in the discretion of the Board, in two equal installments on each of July 31, 2019 and July 31, 2020, subject to Mr. Lovette’s continued employment with the Company and compliance with certain covenants.  In addition, for each full year during the term of employment, Mr. Lovette will be eligible to earn an annual cash bonus under the STIP. Mr. Lovette will also be eligible to participate in the LTIP and will be eligible for future awards of stock options, restricted shares and stock units.

The Employment Agreement provides that Mr. Lovette will be an employee-at-will, meaning that his employment will continue unless terminated in accordance with the terms of the Employment Agreement. If Mr. Lovette’s employment ends for any reason, the Company will pay him (or, in the event of his death, his estate), to the extent not previously paid, his base salary through the date of termination and any accrued and unpaid vested benefits, among other items described in the Employment Agreement. If the Company terminates him other than for “Cause,” the Company will continue to pay him his base salary for two years following the termination, subject to certain requirements, including the delivery of a customary release. The Employment Agreement also includes a noncompetition agreement under which Mr. Lovette may not seek or obtain employment with a competitor of the Company engaged in poultry production within a two-year period following termination of his employment.
Compensation to Fabio Sandri
The Compensation Committee structured the terms of Mr. Sandri’s compensation so that a significant amount of Mr. Sandri’s annual compensation would be tied to both the performance of the Company and his individual performance, and therefore, would be “at risk.” As a result, for 2017, approximately 66.7% of his total target compensation was “at risk.”
Base Salary and Annual Incentive Compensation
Mr. Sandri is provided an annual base salary of $475,000 in a 52 week fiscal year and $484,135 in a 53 week fiscal year. The Board elected to increase Mr. Sandri’s annual base salary from $415,000 to $475,000 in 2017.
For 2017, Mr. Sandri also received an award under the STIP. Mr. Sandri’s individual performance goals are based on the following key performance indicators:

•	Reduction of capital employed;

•	Integration synergies;

•	Finance budget;

•	Key employee retention;

•	Audit compliance;

•	Reduction of cost of capital; and

•	Relative position against industry.
Mr. Sandri’s PBT Margin performance goal target and corresponding bonus funding percentage (as a percentage of his annual base salary at the beginning of 2017) under the STIP were as follows:

2017 PBT Margin	Bonus as % of Base Salary
3% (Threshold)	25%
4%	50%
5%	75%
6% (Target)	100%
7%	125%
8%	150%
9%	175%
10%	200%
Greater than 10%	200% plus 0.2% of the excess PBT above 10%

With respect to any bonus that is attributable to the PBT Margin exceeding 10%, the Compensation Committee has the discretion, as it deems appropriate, to grant, or refrain from granting, any bonus award. For purposes of Mr. Sandri’s bonus pursuant to the STIP, PBT Margin for 2017 was determined by the Compensation Committee in accordance with the Company’s audited financial statements and GAAP as applied on a consistent basis by the Company. Following the end of 2017, the Compensation Committee reviewed the Company’s PBT Margin for 2017, which totaled 11.02%. For purposes of determining whether the performance goal for the 2017 STIP award was achieved, the Compensation Committee excluded the impact of our acquisition of Moy Park that was completed in September 2017. Mr. Sandri was granted an award of $983,946, equivalent to 233% of his base salary, based on the Company’s PBT Margin achievement of 11% and Mr. Sandri’s achievement of 94% of his individual performance goals.
Long-Term Incentive Compensation
Mr. Sandri was granted a target performance-based award in 2017 under the 2017 Program which would be converted to RSUs upon the Company’s achievement of pre-approved performance goals. Following the end of 2017, the Compensation Committee reviewed the Company’s performance in respect of the threshold goals under the 2016 Program and determined that the Company achieved the first threshold goal, with a PBT Margin of 11.02% for 2017. However, the Company did not achieve the second threshold goal of having an EBIT delta greater than the EBIT delta of the fifth best performing company in the BoA Survey. However, the Board of Directors approved a discretionary award at 50% of the approved 2017 Program targets.
Severance Payments
Mr. Sandri is eligible to participate in the Severance Plan. See “Severance Plan” below for a discussion regarding the terms and conditions applicable to the Severance Plan.
Severance Plan
During 2017, we maintained the Severance Plan, pursuant to which we provided severance payments to eligible employees, including the Named Executive Officers, if their employment was terminated “without cause” (as defined below). The Severance Plan does not cover termination due to death, disability or retirement, termination for cause or termination at the end of the leave of absence that exceeded the maximum permitted by the Company. Under the Severance Plan, in exchange for signing an enforceable waiver and release agreement, upon termination without cause, a Named Executive Officer was entitled to receive as severance pay an amount equal to: one week per year of service with the Company, plus a minimum of 16 supplemental weeks (in addition to years of service amount), with a total maximum of 52 weeks of pay. In addition, if the Company provided less than two weeks notice of termination without cause, an executive officer would have been entitled to up to two additional weeks of severance in lieu of notice. Additional benefits available to eligible employees under the Severance Plan included career transition services as determined by the Company, including without limitation, written materials, company-sponsored training and job fairs.
Consistent with the Company’s compensation policy, the terms of the Named Executive Officers' compensation do not provide for any change-in-control or retirement arrangements other than the vesting of restricted stock granted to them under the LTIP under certain circumstances in the case of a “change in control.”
Tax Considerations
Section 162(m) of the Code imposes limitations on the deductibility for federal income tax purposes of compensation over $1,000,000 paid to each of our Named Executive Officers in a taxable year. For taxable years beginning prior to December 31, 2017, compensation above $1,000,000 may only be deducted if it is “performance-based compensation” within the meaning of the Code. However, the exemption from Section 162(m)’s deduction limit for qualified performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017. The repeal means that compensation paid to our covered executive officers in excess of $1 million will not be deductible even if it was intended to constitute qualified performance-based compensation unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. Historically, while amounts payable under the STIP could be structured to be performance-based compensation meeting these requirements. However, the Company has not adopted a policy requiring all compensation to be deductible. For 2017, certain compensation to Mr. Lovettee (including his bonus) did not qualify as performance-based compensation and was not deductible. The Compensation Committee retains the ability to evaluate the performance of our executive officers and to pay appropriate compensation, even if some or all of it may be non-deductible.

EXECUTIVE COMPENSATION
Summary Compensation Table
The table below summarizes compensation paid to or earned by our Named Executive Officers for 2017, 2016, and 2015, comprised of our Chief Executive Officer and our Chief Financial Officer, who were serving at December 31, 2017.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(a) ($)	Non-Equity Incentive Plan Compensation(b) ($)	All Other Compensation(c) ($)	Total ($)
William W. Lovette	2017	1,000,000	—	—	2,897,000	4,065	3,901,065
Chief Executive Officer and President	2016	1,000,000	—	—	1,500,000	475,725	2,975,725
	2015	1,038,462	—	—	4,537,000	977,875	6,553,337
Fabio Sandri	2017	421,923	—	—	983,946	15,712	1,421,581
Chief Financial Officer	2016	407,500	—	—	590,212	205,534	1,203,246
	2015	415,385	420,150	—	800,000	381,810	2,017,345

(a)
In January 2017, Mr. Lovette and Mr. Sandri received performance-based awards under the 2017 Program that would be settled for RSUs if the awards were earned. At the date of receipt of the grants, the outcome of achieving the performance conditions was deemed improbable. Had the awards been earned at the maximum level, they would have been valued at $1,500,000 and $622,500 for Mr. Lovette and Mr. Sandri, respectively, based on the closing price of the Company’s common stock at $19.62 per share. The performance conditions pertaining to the 2017 Program awards were not achieved. See “Compensation Discussion and Analysis - Components of Compensation - Long-Term Incentive Compensation,” “Compensation Discussion and Analysis - Compensation to William W. Lovette - Long-Term Incentive Compensation” and “Compensation Discussion and Analysis - Compensation to Fabio Sandri - Long-Term Incentive Compensation” for discussions of the applicable performance conditions.

(b)
The amounts received by Mr. Lovette and Mr. Sandri for 2017 reflect cash bonuses received pursuant to the STIP. See “Compensation Discussion and Analysis - Compensation to William W. Lovette - Base Salary and Annual Incentive Compensation” and “Compensation Discussion and Analysis - Compensation to Fabio Sandri - Base Salary and Annual Incentive Compensation” for a discussion of the performance metrics related to these STIP awards.

(c)	For 2017, the “All Other Compensation” column includes the following items of compensation:

i.	Section 79 income to the named individuals due to group term life insurance in the following amounts: William W. Lovette, $2,322; and Fabio Sandri, $669.

ii.	The Company reimburses employees for a portion of their long-term disability premium cost. William W. Lovette received $543 for a portion of his long-term disability premium cost.

iii.	The Company provides a cell phone stipend to employees to cover business use on personal cell phones. William W. Lovette received $1,200 and Fabio Sandri received $600 in stipends.

iv.	The Company provides matching 401(k) contributions. Fabio Sandri received $2,297 in matching contributions. Mr. Lovette did not contribute to this plan in 2017.

v.
The Company provides matching Deferred Compensation Plan contributions. Fabio Sandri received $12,146, $19,518 and $4,800 in matching contributions in 2017, 2016, and 2015, respectively. Mr. Lovette did not contribute to this plan.

2017 Grants of Plan-Based Awards Table

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(a)			Estimated Future Payouts Under Equity Incentive Plan Awards (b)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
William W. Lovette	12/09/2016	500,000	1,000,000	10,000,000	—	—	—	—	—
	01/19/2017	—	—	—	25,491	50,981	76,472	—	—
Fabio Sandri	12/09/2016	103,750	415,000	830,000	—	—	—	—	—
	01/19/2017	—	—	—	10,576	21,152	31,728	—	—

(a)
The amounts reported in these columns reflect the threshold, target and maximum amounts available under the STIP. For each of Mr. Lovette and Mr. Sandri, threshold, target and maximum amounts under the STIP were determined by the Compensation Committee in December 2016. See “Compensation Discussion and Analysis - Compensation to William W. Lovette - Base Salary and Annual Incentive Compensation” and “Compensation Discussion and Analysis - Compensation to Fabio Sandri - Base Salary and Annual Incentive Compensation” for discussions of the applicable performance targets.

(b)
In January 2017, Mr. Lovette and Mr. Sandri received performance-based awards under the 2017 Program that would be settled for RSUs if the awards were earned. At the date of receipt of the grants, the outcome of achieving the performance conditions was deemed improbable. Had the awards been earned at the maximum level, they would have been valued at $1,500,000 and $622,500 for Mr. Lovette and Mr. Sandri, respectively, based on the closing price of the Company’s common stock at $19.62 per share. The performance conditions pertaining to the 2017 Program awards were not achieved. See “Compensation Discussion and Analysis - Components of Compensation - Long-Term Incentive Compensation,” “Compensation Discussion and Analysis - Compensation to William W. Lovette - Long-Term Incentive Compensation” and “Compensation Discussion and Analysis - Compensation to Fabio Sandri - Long-Term Incentive Compensation” for discussions of the applicable performance conditions.

2017 Outstanding Equity Awards at Fiscal Year-End

Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
William W. Lovette	—	—	—	—
Fabio Sandri	—	—	—	—

At December 31, 2017 Mr. Lovette and Mr. Sandri had no equity incentive plan awards that had not vested.

Lovette Employment Terms
In Mr. Lovette, our Chief Executive Officer and President received an annual base salary of $1,000,000, and he was eligible to earn an annual cash bonus under the STIP with a bonus target of 100% of his annual base salary. Mr. Lovette was also eligible to receive a long term equity incentive award under the 2017 Program. The maximum bonus payable to Mr. Lovette with respect to 2017 performance was $10,000,000. In 2017, Mr. Lovette earned an annual cash bonus of $2,897,000 with respect to 2017 performance. For information regarding Mr. Lovette’s individual performance targets and bonus opportunity for 2017 under the STIP, see “Compensation Discussion and Analysis - Compensation to William W. Lovette - Base Salary and Annual Incentive Compensation.” Mr. Lovette also participated in the 2017 Program, and received the opportunity for grants of RSU awards based on the achievement of the above performance conditions. The Company did not achieve all of the goals in order to earn a grant of an RSU under the 2017 Program. However, in February 2018, the Board of Directors approved a discretionary award at 50% of the approved 2017 Program targets. For more information regarding discretionary awards, see “Compensation Discussion and Analysis - Components of Compensation - Discretionary Awards.” For more information regarding Mr. Lovette’s opportunity for 2017 under the 2017 Program, see “Compensation Discussion and Analysis - Compensation to William W. Lovette - Long-Term Incentive Compensation.” Additionally, Mr. Lovette is eligible to participate in the Company’s other benefit plans that are generally available to the Company’s senior officers.
On April 3, 2018, the Company entered into an employment agreement with Mr. Lovette setting forth the principal terms of Mr. Lovette’s employment as the Company’s Chief Executive Officer and President. For more information regarding the Employment Agreement, see “Compensation Discussion and Analysis - Compensation to William W. Lovette - 2018 Employment Agreement.”
Sandri Employment Terms
In 2017 Fabio Sandri, our Company’s Chief Financial Officer was provided an annual base salary of $415,000 and is eligible to earn an annual cash bonus under the STIP with a bonus target equal to 100% of his annual base salary. Mr. Sandri was also eligible to receive a long term equity incentive award under the 2017 Program. In 2017, Mr. Sandri earned an annual cash bonus of $983,946 with respect to 2017 performance. For additional information regarding Mr. Sandri’s bonus award, see “Compensation Discussion and Analysis - Components of Compensation - Annual Cash Incentive Compensation.” Mr. Sandri also participated in the 2017 program, and received the opportunity for grants of RSU awards based on the achievement of the above performance conditions. The Company did not achieve all of the goals in order to earn a grant of an RSU under the 2017 Program. However, in February 2018, the Board of Directors approved a discretionary award at 50% of the approved 2017 Program targets. For more information regarding discretionary awards, see “Compensation Discussion and Analysis - Components of Compensation - Discretionary Awards.” For more information regarding Mr. Sandri’s opportunity for 2017 under the 2017 Program see “Compensation Discussion and Analysis - Compensation to Fabio Sandri - Long-Term Incentive Compensation.” Additionally, Mr. Sandri is eligible to participate in the Company’s other benefit plans that are generally available to the Company’s senior officers.
Short-Term Incentive Plan
The Company maintains the STIP, an annual incentive program providing for the grant of bonus awards payable upon achievement of specified performance goals. The STIP permits the grant of awards that are intended to qualify as deductible under section 162(m) of the Code. Full-time salaried, exempt employees of the Company and its affiliates who are selected by the administering committee, in its sole discretion, will be eligible to participate in the STIP. The awards under the STIP may be paid, at the option of the Compensation Committee, in cash, or in the Company’s common stock, or in any combination of cash and common stock. The Compensation Committee currently administers the STIP and establishes performance periods under the STIP, which may be of varying and overlapping durations. For each performance period, the Compensation Committee may establish one or more objectively determinable performance goals, based upon one or more of a variety of performance criteria specified in the STIP. In addition, for bonus awards not intended to qualify as qualified performance-based compensation, the Compensation Committee may establish performance goals based on other performance criteria as it deems appropriate in its sole discretion. For 2017, both Mr. Lovette and Mr. Sandri participated in the STIP.

For each award under the STIP, the Compensation Committee, in its discretion, may make objectively determinable adjustments to one or more of the performance goals. Such adjustments may include or exclude one or more of the following: items that are extraordinary or unusual in nature or infrequent in occurrence, including one-time or non-recurring items; items related to a change in GAAP; items related to financing activities; expenses for restructuring or productivity initiatives; other nonoperating items; items related to acquisitions, including transaction-related charges and amortization; items attributable to the business operations of any entity acquired by the Company during the performance period; items related to the disposal of a business or segment of a business; items related to discontinued operations that do not qualify as a segment of a business under GAAP; taxes; stock-based compensation; noncash items; and any other items of significant income or expense which are determined to be appropriate adjustments.
Under the terms of the STIP, the maximum aggregate amount of all awards intended to constitute qualified performance-based compensation granted to a participant with regard to any fiscal year will not exceed $10,000,000.
Long-Term Incentive Plan and 2017 Long-Term Incentive Program
The Company maintains the LTIP, which is administered by the Compensation Committee. The LTIP provides for the grant of a broad range of long-term equity-based and cash-based awards to the Company’s officers and other employees, members of the Board and any consultants. The equity-based awards that may be granted under the LTIP include “incentive stock options,” within the meaning of the Code, nonqualified stock options, stock appreciation rights, restricted stock awards, RSUs and other stock based awards. As of December 31, 2017, the maximum number of shares reserved for issuance under the LTIP was 4,825,825 shares and the maximum number of shares with respect to which awards of any and all types may be granted during a calendar year to any participant is limited, in the aggregate, to 5,000,000 shares. The maximum amount that may be paid in cash during any fiscal year with respect to any award (including any performance bonus award) is $10,000,000. Except as may otherwise be provided in any applicable award agreement or other written agreement entered into between the Company and a participant in the LTIP, if a “change in control” occurs and the participant’s awards are not converted, assumed, or replaced by a successor entity, then immediately prior to the change in control the awards will become fully exercisable and all forfeiture restrictions on the awards will lapse.
Under the LTIP, a “change in control” generally includes (i) a direct or indirect sale or other disposition of the Company and its subsidiaries taken as a whole as an entirety or substantially as an entirety in one transaction or series of transactions, (ii) the consummation of any transaction (including a merger) to which the Company is a party the result of which is that immediately after such transaction the stockholders of the Company immediately prior to such transaction hold less than 50.1% of the total voting power generally entitled to vote in the election of directors of the person surviving such transaction, (iii) any “person” or “group” becomes the ultimate “beneficial owner” (each as defined in Rule 13d-3 of the Exchange Act) of more than 50% of the total voting power generally entitled to vote in the election of directors of the Company on a fully diluted basis, (iv) subject to specified exceptions and qualifications, during any two consecutive years, individuals who at the beginning of such period constituted the members of the Board cease for any reason to constitute a majority of the members of the Board then in office, or (v) the adoption of a plan for the liquidation or dissolution of the Company.
In the fourth quarter of 2016, the Board of Directors approved the 2017 Program. Under the 2017 Program, participants received target awards equal to a specified percentage of their base salary, with such awards being converted to RSUs upon the Company’s achievement of the performance goals under the 2017 Program. The performance criteria used in determining the percentage, if any, of the award target to be converted into RSUs was based on a combination of factors that were measured only in respect of the Company’s performance during 2017.
In the first quarter of 2017, the Named Executive Officers were each granted a target performance-based award under the 2017 Program. These awards would convert to RSUs upon the Company’s achievement of the performance goals under the 2017 Program. Following the end of 2017, the Compensation Committee reviewed the Company’s performance in respect of the threshold goals under the 2017 Program and determined that the Company achieved the first threshold goal, with a PBT Margin of 11.02% for 2017. The Company did not achieve the second threshold goal of having an EBIT delta greater than the EBIT delta of the fifth best performing company in the BoA Survey. However, in February 2018, the Board of Directors approved a discretionary award at 50% of the approved

2017 Program targets. For more information regarding discretionary awards, see “Compensation Discussion and Analysis - Components of Compensation - Discretionary Awards.”
Perquisites and Other Personal Benefits
For additional information regarding the performance criteria for the 2017 Program, see “Compensation Discussion and Analysis - Components of Compensation - Long-Term Incentive Compensation.”
401(k) Salary Deferral Plan
Our executive officers receive no special employee benefits. During 2017, our executive officers were eligible to participate on the same basis as other employees in the Company’s 401(k) Plan. Contributions to the 401(k) Plan are made up of a 30% matching contribution on the first 6% of pay to the extent such contributions are not in excess of the Code limits on contributions to 401(k) plans. Under the 401(k) Plan, the Company may make additional matching contributions or other profit sharing contributions at its discretion. There were no discretionary contributions in 2017. All full-time employees in the U.S. are eligible to participate in the 401(k) Plan. We do not have any other pension plan for our executive officers. In 2017, Mr. Sandri participated in the 401(k) Plan.
Nonqualified Deferred Compensation - 2017
The following table sets forth information regarding the deferral of components of our Named Executive Officers’ compensation on a basis that is not tax-qualified for the fiscal year ended December 31, 2017:

Name	Executive Contributions in Last Fiscal Year ($)(a)	Registrant Contributions in Last Fiscal Year ($)(b)	Aggregate Earnings (Loss) in Last Fiscal Year ($)(c)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(d)
William W. Lovette
Deferred Compensation Plan	—	—	—	—	—
Fabio Sandri
Deferred Compensation Plan	30,364	12,146	19,347	—	161,316

(a)
Amounts in this column for the Deferred Compensation Plan represent salary deferrals pursuant to the Deferred Compensation Plan and are included in the “Salary” amounts in the Summary Compensation Table above.

(b)
Amounts in this column for the Deferred Compensation Plan represent company-matching awards pursuant to the Deferred Compensation Plan and are included in the “All Other Compensation” amounts in the Summary Compensation Table above.

(c)	There were no above-market or preferential earnings with respect to any deferred compensation balances.

(d)
The Company provides matching Deferred Compensation Plan contributions. Mr. Sandri received $12,146, $19,518 and $4,800 in matching contributions in 2017, 2016, and 2015, respectively, and as a result were included as compensation in the Summary Compensation Table in previous years for the year earned, as applicable.

We continue to maintain the Pilgrim’s Pride Corporation 2015 Deferred Compensation Plan (the “Deferred Compensation Plan”) to help provide for the long-term financial security of our US employees who meet the Internal Revenue Service definition of a “highly compensated employee,” which includes all of our Named Executive Officers and certain other key personnel. Under the Deferred Compensation Plan, participants may elect to defer up to 80% of their base salary and/or up to 80% of their annual cash bonus payment as part of their personal retirement or financial planning. Highly compensated employees who elect to defer compensation in the Deferred Compensation Plan must do so annually prior to the beginning of each calendar year and may direct the investment of the amount deferred and retained by us. The Deferred Compensation Plan is administered by the administrative committee appointed by our Board, and deferred compensation may be invested in authorized funds which are similar to the investment options available under our 401(k) Plan. Under the Deferred Compensation Plan, the Company may make additional matching contributions at its discretion. The Company currently makes a matching contribution of up to 40% on the first 3% of pay. In 2017, Mr. Sandri was the only Named Executive Officer who participated in the Deferred Compensation Plan.
2017 Potential Payments Upon Termination or Change-in-Control
The information below describes certain compensation that would be paid to William W. Lovette, our Chief Executive Officer, and Fabio Sandri, our Chief Financial Officer, in the event of a termination of their respective employment with the Company or under certain circumstances in the event of a change in control of the Company. Neither Named Executive Officer would receive any payments or benefits upon termination for cause. The Company also has no arrangements under which the Named Executive Officers would receive any payments or benefits upon a change in control of the Company other than immediate vesting under certain circumstances of RSUs granted to Mr. Lovette and Mr. Sandri under the LTIP. The amounts shown in the table below assume that such a termination of employment occurred on December 29, 2017.

Executive Officer / Element of Compensation	Termination due to Death or Disability ($)	Termination Other than for Cause, Death or Disability ($)	Change-in-Control ($)
William W. Lovette
Severance payment(a)	—	2,000,000	—
Self-insured payments(b)(c)	346,154	—	—
Immediate vesting of RSUs(d)	—	—	—
Total for Mr. Lovette	346,154	2,000,000	—

Fabio Sandri
Severance payment (a)	—	200,962	—
Self-insured payments(b)	164,423	—	—
Immediate vesting of RSUs(d)	—	—	—
Total for Mr. Sandri	164,423	200,962	—

(a)	Calculated pursuant to the Severance Plan, as described below.

(b)
Amounts in the table reflect lump-sum payments to be made by the Company. For termination due to death, Mr. Lovette’s and Mr. Sandri’s estates would also receive $500,000 and $475,000, respectively, from third-party insurers.

(c)	Mr. Lovette would also receive approximately $15,000 per month in long-term disability payments from third-party insurers.

(d)	At December 31, 2017 Mr. Lovette and Mr. Sandri had no equity incentive plan awards that had not vested.
Severance Plan
During 2017, we maintained the Severance Plan, pursuant to which we provided severance payments to eligible employees, including certain Named Executive Officers, if their employment was terminated “without cause.” For the purposes of the Severance Plan, termination “for cause” means termination of employment because of (i) negligence or misconduct by the individual in the performance of his/her duties for the Company, (ii) non-performance by the individual of his/her duties for the Company, (iii) the individual’s conviction for or admission of a felony offense, or the individual’s indictment for a criminal offense involving or relating to the business of the Company, (iv) excessive tardiness or absenteeism pursuant to Company policies, (v) act of fraud, dishonesty, or embezzlement by the individual with respect to the Company, or (vi) misconduct by the individual, which, in the judgment of the Company, brings the reputation of the Company into disrepute or causes the individual to be unable to perform his/her duties.
The Severance Plan does not cover termination due to death, disability or retirement, termination for cause or termination at the end of the leave of absence that exceeded the maximum permitted by the Company. Under the Severance Plan, in exchange for signing an enforceable waiver and release agreement, upon termination without cause, a Named Executive Officer was entitled to receive as severance pay a lump-sum amount equal to: one week per year of service with the Company, plus a minimum of 16 supplemental weeks (in addition to years of service amount), with a total maximum of 52 weeks of pay. In addition, if the Company provided less than two weeks notice of termination without cause, an executive officer would have been entitled to up to two additional weeks of severance in lieu of notice. Additional benefits available to eligible employees under the Severance Plan included career transition services as determined by the Company, including without limitation, written materials, company-sponsored training and job fairs. Both Mr. Lovette and Mr. Sandri are eligible participants under the Severance Plan.
Compensation Risks
The Company has reviewed and assessed our compensation policies and practices to determine whether they are reasonably likely to have a material adverse effect on the Company. The Company’s management reviews compensation policies for the presence of certain elements that could encourage employees to take unnecessary or excessive risks; the ratios and level of incentive to fixed compensation, annual to long-term compensation and cash to equity compensation; and the comparison of compensation expense to earnings of the Company. Management’s assessment of the Company’s compensation policies is reviewed by the Compensation Committee as part of its risk oversight function.
The Company believes that its compensation programs for employees and executive officers are appropriately tailored to encourage employees to grow our business, but not to encourage them to do so in a way that poses unnecessary or excessive material risk. In particular, in 2017, the Company’s compensation programs were designed to provide the following:

•	elements that balance short-term and long-term compensation;

•	for our executive officers, incentive compensation that rewards performance based on Company performance; and

•	compensation with fixed and variable components.
As a result, the Company believes that executive officers and key employees receive a balance between competitive remuneration to encourage retention and compensation designed to provide opportunities to earn more by successfully executing our business strategy. The Company believes the design of these programs encourages our executive officers and key employees to perform at high levels and maximize Company performance without focusing exclusively on compensation performance metrics to the detriment of other important business metrics.
The Company also believes that its compensation program does not encourage excessive risk taking because the above compensation elements coupled with equity ownership in the Company provide a proper mix between long and short-term incentives. A significant portion of the Named Executive Officers’ total compensation is performance-based and tied to the profitability of the Company. Specifically, in 2017, each of Mr. Lovette and Mr. Sandri were eligible to receive an annual cash bonus payable based on the Company’s PBT Margin. Additionally, Mr. Lovette and Mr. Sandri each has been granted equity awards and currently owns a level of equity that the Company believes provides sufficient long-term incentives. The Company believes that the Named Executive Officers’ beneficial ownership of Pilgrim’s Pride common stock, which encourages long-term focus on sustainable performance, aligns their interests with those of our stockholders.
Overall, the Company concluded that there were no risks arising from our compensation policies and practices that are reasonably likely to have a material adverse effect on the Company.
Compensation Committee Interlocks and Insider Participation
During 2017, the members of the Compensation Committee were Michael L. Cooper, Gilberto Tomazoni, and Andre Nogueira. No member of the Committee was, during 2017, an officer, former officer or employee of the Company or any of our subsidiaries. See “Related Party Transactions - Certain Transactions” for more information on the Company’s transactions with JBS. We did not have any compensation committee interlocks in 2017.

CEO Pay Ratio for Fiscal Year 2017

Pay Ratio

Our CEO to median employee pay ratio has been calculated in accordance with the recently adopted rules under the Dodd-Frank Wall Street Reform and Consumer Protection Act and is calculated in a manner consistent with Item 402(u) of Regulation S-K. For purposes of this CEO Pay Ratio Disclosure, we calculated Mr. Lovette’s annual total compensation for 2017, as shown in the Summary Compensation Table above, was $3,901,065. The median Pilgrim’s Pride employee’s annual total compensation in 2017 (other than Mr. Lovette) was $34,178, calculated using the same methodology as used in the calculation of the Summary Compensation Table, consisting of base salary, bonus, stock awards, non-equity incentive plan compensation and nonqualified deferred compensation earnings, and all other compensation. As a result, the ratio of Mr. Lovette’s annual total compensation in 2017 to the median annual total compensation of all Pilgrim’s Pride employees (other than Mr. Lovette) in 2017 was 114.1:1, when calculated in a manner consistent with Item 402(u) of Regulation S-K.

Identification of Median Employee

For purposes of determining the median Pilgrim’s Pride employee, we evaluated all employees, other than
Mr. Lovette, employed by Pilgrim’s Pride as of December 31, 2017 and calculated each such employee’s total compensation as of December 31, 2017. Total cash compensation consists of annual base pay, annual wages (not including overtime), and target incentive compensation and bonuses at 100% of bonus opportunity. We did not make any material assumptions, adjustments, or estimates with respect to total cash compensation. The total compensation of each employee other than Mr. Lovette was then ranked lowest to highest to determine the median employee.

Annual Total Compensation

After identifying the median employee based on total cash compensation, as described above, we calculated annual total compensation for such employee using the same methodology we use for our Named Executive Officers as set forth in the Summary Compensation Table above.

2017 DIRECTOR COMPENSATION TABLE
The following table sets forth certain information with respect to our Director compensation for the fiscal year ended December 31, 2017. Compensation information for Mr. Lovette is set forth above under “Executive Compensation - Summary Compensation Table.” Gilberto Tomazoni, Joesley Mendonça Batista, Wesley Mendonça Batista, Andre Nogueira de Souza, Denilson Molina and William W. Lovette did not receive any compensation solely for service as Directors.

Director	Fees Earned or Paid in Cash	All Other Compensation	Total
David E. Bell	$232,000	$—	$232,000
Michael L. Cooper	287,250	—	287,250
Tarek Farahat (a)	38,000		38,000
Charles Macaluso	250,500	—	250,500
Wallim Cruz Vasconcellos Junior	217,000	—	217,000

(a)	Tarek Farahat resigned from the Board of Directors in February 2018.
Under the Company’s current compensation program for Directors (the “Program”), Directors who are employed by the Company or any of its subsidiaries will not receive any additional compensation for their services as Directors. The Program provides that each non-employee Director will receive an annual retainer of $140,000, paid quarterly in arrears, composed of $70,000 in cash with the remainder consisting of either cash or a combination of cash and equity awards to be determined by the Board. During 2017, the entire retainer was paid in cash. In addition, non-employee Directors each receive $1,500 per Board meeting they attend in person, plus expenses. The Chairmen of the Audit Committee and Compensation Committee each receive $15,000 supplemental annual compensation, and other members of those committees each receive an additional $10,000 per year. The Chairmen of other Board committees each receive $10,000 supplemental annual compensation, with other members of such committees each receiving an additional $5,000 per year. Committee Chairmen and other committee members each also receive $1,500 and $1,000, respectively, per committee meeting they attend in person, plus expenses.

RELATED PARTY TRANSACTIONS
Related Party Transactions Policy
During 2017, in accordance with its Charter, our Audit Committee was responsible for reviewing and approving the terms and conditions of all proposed transactions between us and any of our officers or Directors, or relatives or affiliates of any such officers or Directors. Furthermore, our Certificate of Incorporation provides that all transactions required to be disclosed under Item 404 of Regulation S-K under the Exchange Act (“related party transactions”) must first be reviewed, evaluated and approved by the Audit Committee or other committee comprised solely of independent directors, such approval to be evidenced by a resolution stating that such committee has, in good faith, unanimously determined that such transaction complies with the provisions of our Certificate of Incorporation governing related party transactions. Any Audit Committee or other independent body member who was or is not independent with respect to a related party transaction under review has been required by our Audit Committee Charter to disclose his or her lack of independence to the remaining committee members and abstain from the review and approval of that transaction.
Certain Transactions
During 2017, we were a party to certain transactions with our current Directors and executive officers. These transactions, along with all other related party transactions, received the approval of the current Audit Committee or, in the case of transactions entered into prior to our emergence from bankruptcy, the Audit Committee in existence at that time. Company management analyzed the terms of all contracts entered into with related parties and believed that they were substantially similar to, and contained terms not less favorable to us than, those obtainable from unaffiliated parties.
On January 19, 2010, we entered into an agreement with JBS USA Food Company (“JBS USA”), a subsidiary of JBS, in order to allocate costs associated with the procurement of SAP licenses and maintenance services by JBS USA for both JBS USA and the Company. Under this agreement, the fees associated with procuring SAP licenses and maintenance services are allocated between the Company and JBS USA in proportion to the percentage of licenses used by each company. The agreement expires on the date of expiration, or earlier termination, of each underlying SAP license agreement.
On May 5, 2010, we also entered into an agreement with JBS USA in order to allocate the costs of supporting the business operations by one consolidated corporate team, which had historically been supported by their respective corporate teams. Expenditures paid by JBS USA on behalf of the Company will be reimbursed by the Company, and expenditures paid by the Company on behalf of JBS USA will be reimbursed by JBS USA. This agreement expires on December 31, 2019. During 2017, JBS USA incurred approximately $40.3 million in expenditures paid on our behalf, including the procurement and maintenance of SAP licenses. During 2017, we incurred approximately $5.4 million in expenditures paid on behalf of JBS USA.
We routinely enter transactions to purchase products from JBS USA and to sell our products to them. During 2017, our purchases from JBS USA totaled $101.7 million and our sales to JBS USA totaled $15.3 million. In 2017, the Company also purchased products from Seara Meats B.V., Seara International Ltd., and JBS Toledo, subsidiaries of JBS, in the amounts of $13.9 million, $11.2 million and $0.2 million, respectively. In the same year, the Company also sold products to JBS Five Rivers, JBS Chile Ltda., J&F Investimentos Ltd., Seara International Ltd., and JBS Global (UK) Ltd., affiliates of JBS, in the amounts of $31.0 million, $0.2 million, $0.1 million, $0.1 million and $44 thousand, respectively.
The Company entered into a tax sharing agreement during 2014 with JBS USA Holdings effective for tax years starting 2010. A net tax receivable due from JBS USA Holdings in the amount of $5.5 million for tax year 2017 was accrued in 2017.
William D. Lovette is the son of the Company’s Chief Executive Officer and President and is employed as the Company’s Head of Logistics.  During fiscal year 2017, his annual cash compensation was $341,232. During fiscal year 2016, his annual cash compensation was $497,939.  During fiscal year 2015, his annual cash compensation was $454,928. He was also granted awards under the Company’s long term incentive programs in 2015, 2016 and 2017.

The RSUs awarded to him under the Company’s long term incentive programs in 2015, 2016 and 2017 were not earned and consequently forfeited.
On September 8, 2017, we acquired 100% of the issued and outstanding shares of Granite Holdings Sàrl and its subsidiaries (together, “Moy Park”) from JBS for a cash purchase price of $301.3 million and a subordinated promissory note payable to JBS in the principal amount of £562.5 million. The promissory note had a maturity date of September 6, 2018. Interest on the outstanding principal balance of the promissory note accrued at the rate per annum equal to (i) from and after November 8, 2017 and prior to January 7, 2018, 4.00%, (ii) from and after January 7, 2018 and prior to March 8, 2018, 6.00% and (iii) from and after March 8, 2018, 8.00%. The promissory note was repaid in full on October 2, 2017 using the net proceeds from the sale of the Company’s 5.875% senior notes due 2027 and the sale in an add-on offering of the Company’s 5.75% senior notes due 2025.
The Company and Moy Park share a common ultimate parent entity, JBS, which, prior to the acquisition, owned 100% equity interests of Moy Park, and currently owns approximately 78% of the equity interests of the Company. In light of the relationship between the parties, the Board formed a special committee (the “Special Committee”) consisting solely of independent members of the Board. The Board granted the Special Committee the exclusive power and full authority of the Board to take all actions it considered necessary, appropriate, or desirable in connection with evaluating, reviewing, negotiating, and implementing the transactions contemplated by the purchase agreement for the Moy Park acquisition or any alternative to those transactions, including the right to determine at any time not to pursue the transactions and to terminate the Company’s consideration of the transactions. The Special Committee engaged outside legal and financial advisor’s to assist in the negotiation and agreement of the terms and conditions in the purchase agreement for the Moy Park acquisition. On September 8, 2017, the Special Committee adopted resolutions expressing the Special Committee’s unanimous determination that it was in the best interests of the Company to enter into and execute the purchase agreement for the Moy Park acquisition and the transactions contemplated thereby.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEE INFORMATION
Audit Fees
Fees for audit services totaled $3,267,186 in 2017, $1,608,398 in 2016 and $1,609,560 in 2015. Fees were incurred for the annual audit, the audit of internal controls over financial reporting (i.e., the Sarbanes-Oxley 404 Audit), the reviews of our quarterly reports on Form 10-Q, statutory audits required in Mexico and the U.K. and Europe, comfort letters and assistance with registration statements and accounting consultations.
Audit-Related Fees
We incurred no fees for audit-related services during 2017, 2016 or 2015. Audit-related services principally include transaction assistance, Sarbanes-Oxley 404 assistance and employee benefit plan audits.
Tax Fees
Fees for tax services totaled $24,975 in 2017, $38,000 in 2016 and $16,000 in 2015. Tax-related services principally included tax advice and return preparation related to our Mexico subsidiaries in 2017, 2016 and 2015 and U.K. and Europe subsidiaries in 2017.
All Other Fees
Fees for information technology services totaled $139,000 in 2015. We incurred no fees for other services not included above during either 2017 or 2016.
The Audit Committee pre-approved all audit and non-audit fees of the independent registered public accounting firm during 2017, 2016 and 2015.
Pre-Approval Policies and Procedures
In accordance with its Charter, our Audit Committee has established policies and procedures by which it approves in advance any audit and permissible non-audit services to be provided by our independent registered public accounting firm. Under these procedures, prior to the engagement of the independent registered public accounting firm for pre-approved services, requests or applications for the independent registered public accounting firm to provide services must be submitted to our Chief Financial Officer, or his designee, and the Audit Committee and must include a detailed description of the services to be rendered. The Chief Financial Officer, or his designee, and the independent registered public accounting firm must ensure that the independent registered public accounting firm is not engaged to perform the proposed services unless those services are within the list of services that have received the Audit Committee’s pre-approval and must cause the Audit Committee to be informed in a timely manner of all services rendered by the independent registered public accounting firm and the related fees.
Requests or applications for the independent registered public accounting firm to provide services that require additions or revisions to the 2017 pre-approval will be submitted to the Audit Committee (or any Audit Committee members who have been delegated pre-approval authority) by the Chief Financial Officer or his designee. Each request or application must include:

•	a recommendation by the Chief Financial Officer (or designee) as to whether the Audit Committee should approve the request or application; and

•
a joint statement of the Chief Financial Officer (or designee) and the independent registered public accounting firm as to whether, in their view, the request or application is consistent with the SEC’s regulations and the requirements for auditor independence of the Public Company Accounting Oversight Board.

The Audit Committee also will not permit the engagement to provide any services to the extent that the SEC has prohibited the provision of those services by independent registered public accounting firms.
The Audit Committee delegated authority to the Chairman of the Audit Committee to:

•	pre-approve any services proposed to be provided by the independent registered public accounting firm and not already pre-approved or prohibited by this policy up to $25,000;

•
increase any authorized fee limit for pre-approved services (but not by more than 30% of the initial amount that was pre-approved) before we or our subsidiaries engage the independent registered public accounting firm to perform services for any amount in excess of the fee limit; and

•	investigate further the scope, necessity or advisability of any services as to which pre-approval is sought.
The Chairman of the Audit Committee is required to report any pre-approval or fee increase decisions to the Audit Committee at the next committee meeting.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee assists the Board in fulfilling its responsibilities for general oversight of the integrity of the Company’s financial statements, our compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, the performance of our internal audit function and the independent registered public accounting firm, risk assessment and risk management. The Audit Committee manages the Company’s relationship with its independent registered public accounting firm (who reports directly to the Audit Committee). The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties and to receive appropriate funding, as determined by the Audit Committee, from the Company for such advice and assistance.
The Company’s management has primary responsibility for preparing our financial statements and for our financial reporting process. Our independent registered public accounting firm is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with accounting principles generally accepted in the United States.
In this context, the Audit Committee hereby reports as follows:

1.	The Audit Committee has reviewed and discussed the audited financial statements with the Company’s management.

2.
The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Accounting Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

3.
The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.

4.
Based on the review and discussions set forth above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s annual report on Form 10-K for the year ended December 31, 2017 that was filed with the SEC and that accompanies this proxy statement.

The undersigned members of the Audit Committee have submitted this report to the Board of Directors.

Audit Committee
Michael L. Cooper, Chairman Charles Macaluso Wallim Cruz De Vasconcellos Junior

PROPOSAL 4. RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our Board of Directors recommends the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 30, 2018. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider its selection.
Representatives of KPMG LLP are expected to be present at the Annual Meeting and to be available to respond to appropriate questions. They will be given the opportunity to make a statement if they wish to do so.
Our Board of Directors recommends that you vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 30, 2018. Proxies will be so voted unless stockholders specify otherwise.
Financial Statements Available
Our annual report on Form 10-K for the fiscal year ended December 31, 2017 is being mailed concurrently with this proxy statement. The annual report does not form any part of the material for the solicitation of proxies. Upon written request of a stockholder, the Company will furnish, without charge, a copy of our annual report. If you would like a copy of the annual report, please contact Pilgrim’s Pride Corporation, at: 1770 Promontory Circle, Greeley, Colorado 80634 Attn: Investor Relations. In addition, financial reports and recent filings with the SEC are available on the Internet at www.sec.gov. Company information is also available on the Internet at www.pilgrims.com. Information contained on the website is not part of this proxy statement.

SECURITY OWNERSHIP
The following table sets forth, as of March 21, 2018, certain information with respect to the beneficial ownership of our common stock by (i) each person known by us to own more than 5% of the outstanding shares of our common stock (the only class of voting securities outstanding); (ii) each of our Directors, including employee Directors; (iii) our Named Executive Officers; and (iv) all of our current Directors and executive officers as a group. Shares are beneficially owned when the person holding the shares has voting or investment power over the shares or the right to acquire voting or investment power within 60 days. Voting power is the power to vote the shares. Investment power is the power to direct the sale or other disposition of the shares.

Name and Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock	Percent of Outstanding Common Stock	Percent of Voting Power
JBS USA Holding Lux S.à r.l.(a)	195,445,936	78.50%	78.50%
William W. Lovette	578,653	*	*
Fabio Sandri	201,073	*	*
Michael L. Cooper	4,885	*	*
David E. Bell	2,000	*	*
Denilson Molina	—	*	*
Gilberto Tomazoni	—	*	*
Charles Macaluso	—	*	*
Andre Nogueira de Souza	—	*	*
Wallim Cruz De Vasconcellos Junior	—	*	*
All executive officers and Directors as a group (8)(a)	196,232,547	78.81%	78.81%
*    Less than 1%.

(a)
JBS USA Holding Lux S.à r.l. (formerly known as JBS USA Holdings, Inc.) is a wholly owned, indirect subsidiary of JBS and indirectly beneficially owns 195,445,936 shares of our common stock. JBS is ultimately controlled by the Batista family, which is comprised of José Batista Sobrinho, the founder of JBS, Flora Mendonça Batista, and five of their children, Valére Batista Mendonça Ramos, Vanessa Mendonça Batista, Wesley Mendonça Batista, Joesley Mendonça Batista and Vivianne Mendonça Batista Silveira. The Batista family indirectly owns 100% of the issued and outstanding shares of J&F Investimentos S.A., a Brazilian corporation, which owns approximately 40.64% of the outstanding capital of JBS. Additionally, the Batista family controls Banco Original S.A. and Banco Original do Agronegócio S.A., Brazilian corporations which own 1.23% and 0.03% of the outstanding capital of JBS, respectively.

Equity Compensation Plan Information
The following table provides certain information about our common stock that may be issued under our equity plans as of December 31, 2017.

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)	Weighted-Average Exercise Price of Outstanding Option, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column) (#)
Equity compensation plans approved by securities holders	—	—	4,825,825(a)
Equity compensation plans not approved by securities holders	—	—	—
Total	—	—	4,825,825

(a)
Represents shares of our common stock that may be issued under the LTIP. As of December 31, 2017, the Company has granted an aggregate of 102,675 shares of restricted stock and 2,495,669 RSUs under the LTIP. As of December 31, 2017, no other awards have been issued under the LTIP. For additional information concerning terms of the LTIP, see “Compensation Discussion and Analysis - Components of Compensation - Long Term Incentive Plan” and “Executive Compensation - Long Term Incentive Plan.”

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires the Company’s officers and Directors, and persons who own more than ten percent of our common stock, to file reports of ownership and changes in ownership with the SEC and the stock exchange in which our common stock is listed. Officers, Directors and persons who own more than ten percent of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms, we believe that all applicable filing requirements applicable to our officers, Directors and persons who own more than ten percent of our common stock were complied with for the fiscal year ended December 31, 2017.
HOUSEHOLDING OF STOCKHOLDER MATERIALS
Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement or annual report to stockholders may have been sent to multiple stockholders in the same household. We will promptly deliver a separate copy of either document to any stockholder who requests orally or by writing to our Investor Relations Department at the following address: 1770 Promontory Circle, Greeley, Colorado 80634 or by telephoning (970) 506-8192. Any stockholder who currently is receiving multiple copies and would like to receive only one copy for his or her household should contact his or her bank, broker or other nominee record holder.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 10, 2018
This proxy statement and the Company’s 2017 Annual Report are also available electronically on our hosted website. You may view these directly at: www.envisionreports.com/PPC.
To access and review the materials made available electronically:

1.	Go to www.envisionreports.com/PPC.

2.	Enter the 12-digit control number located on the proxy card.

3.	Click “View Stockholder Material.”
We encourage you to review all of the important information contained in the proxy materials before voting.

PROPOSAL 5. STOCKHOLDER PROPOSAL TO ADOPT AND IMPLEMENT A WATER STEWARDSHIP POLICY DESIGNED TO REDUCE RISKS OF WATER CONTAMINATION FROM OUR DIRECT OPERATIONS AND SUPPLY CHAIN
The Board of Directors recommends that the stockholders vote AGAINST the following Stockholder Proposal co-filed by Oblate International Pastoral Investment Trust, Friends Fiduciary, Adrian Dominican Sisters, Mercy Investment Services, Inc. and Park Foundation (collectively, the “Co-filers”). The Company takes no responsibility for the accuracy of the Co-filers’ statements.
Water Impacts of Business Operations
2018 - Pilgrim's Pride Corp
Meat production is recognized as the leading source of water pollution in the United States, exposing 7 million Americans to nitrates in drinking water. Consumer interest in sustainable food is growing, as is public scrutiny of the meat industry’s production practices. Pilgrim’s Pride (Pilgrim’s) is highly exposed to the risks of unaddressed water pollution linked to its supply chain.
The cultivation of feed ingredients for the 36 million chickens produced weekly by Pilgrim’s is a primary source of supply-chain water pollution due to chemicals, especially nitrates, and fertilizer inputs washing off fields.
Animal waste from direct operations combined with over 4,000 growers may contain nutrients, antibiotic-resistant bacteria and pathogens.
Agricultural runoff pollution and poor manure disposal practices contaminate local waterways, endangering public health, workers, and the environment.
Pilgrim's released 544,790 pounds of toxic pollutants into U.S. waterways in 2014, according to U.S. EPA's Toxic Release Inventory. In January 2015, the EPA filed a violation notice of Pilgrim’s failure to comply with 24 National Pollutant Discharge permits at its Gainesville, Georgia plant. ln 2015, the Atlanta Journal-Constitution found that Pilgrim's has been exceeding state permits for dumping pollutants directly into local waterways since 2006. Pilgrim’s recently agreed to pay a record $1.43 million penalty for violating its Clean Water Act permit, discharging wastewater into the Suwannee River for seven years.
There is a growing trend toward increased state regulation and oversight of animal production and water stewardship, including in Washington, Wisconsin, Maryland, and Virginia with tightened requirements related to nutrient management plans, manure disposal, field application of manure, and groundwater monitoring.
Pilgrim's competitors are taking action to reduce pollution: Smithfield set a target to purchase 75% of its grain from farms managed to reduce water pollution; Perdue launched a large-scale poultry litter recycling operation to prevent nutrient pollution; and Hormel adopted a Sustainable Agriculture Policy with commitments on water quality and supply chain management.
Pilgrim's policies, contracts, and codes do not address water quality, and there is no publicly available disclosure on water quality for operations, supply chain and contract farms for shareholders to evaluate.
Shareholders are concerned that Pilgrim’s is exposed to regulatory, reputational, competitive, and financial risks from its water pollution impacts as public attention to the environmental impacts of meat production grows.
RESOLVED:
Shareholders request the Board of Directors adopt and implement a water stewardship policy designed to reduce risks of water contamination from Pilgrim’s direct operations and supply chain.
Supporting Statement:

Proponents believe the water policy should include:

•
Requirements for leading practices for nutrient management and pollutant limits throughout  direct operations, contract farms, and feed suppliers, with a focus on verifiably reducing nitrate contamination;

•	Reporting on time-bound goals, key performance indicators and metrics demonstrating conformance to the policy;

•	Financial and technical support to help suppliers implement the policy; and

•	A transparent mechanism to regularly disclose progress on adoption and implementation.

Board of Directors’ Statement In Opposition to Stockholder Proposal to Adopt and Implement a Water Stewardship Policy Designed to Reduce Risks of Water Contaminations from our Direct Operations and Supply Chain.

The Board believes the Company’s present practices and procedures appropriately and adequately address the concerns raised in the proposal and the adoption of another policy is unnecessary, duplicative of our current practices and procedures, and would impose additional costs on the Company that will not create value either for our stockholders or the communities in which we operate.

We are committed to maintaining the safety of our food products and the confidence customers and consumers have in our products. As part of our commitment to the environment, we are in the process of upgrading wastewater treatment facilities at a number of our facilities. Our wastewater facilities are operated in accordance with site-specific permit requirements which are established by the local authorities governing these operations. We also expect responsible and efficient water stewardship from our industry partners. We contract primarily with independent contract growers to raise the live chickens processed in our poultry operations. We strive to support growers in their efforts to run their businesses wisely and to be independent and sustainable enterprises. While these contract growers are independent contractors responsible for their own farms and for day-to-day compliance with applicable environmental rules and regulations, we require that our contract growers comply with all local, state, and federal environmental regulations applicable to their operations. Moreover, we are not aware of any court judgments or regulatory rulings finding that our live bird operations pose a danger to the environment or neighboring water sources.

We are proud of the water conservation and environmental measures that we currently have in place. Water is an essential component of our food safety and quality processes, and we take actions to protect and preserve water quality, particularly in and around our facilities. We have always valued and are committed to ensuring the wholesomeness and safety of our food products and operations. In light of current practices and continuous efforts with respect to water conservation and quality, the Board believes the Company is addressing the concerns raised in the proposal. Accordingly, the Board recommends that stockholders vote AGAINST this stockholder proposal.

Our Board of Directors recommends that you vote AGAINST this stockholder proposal. Proxies will be so voted unless stockholders specify otherwise.

PROPOSAL 6. STOCKHOLDER PROPOSAL REGARDING BOARD DIVERSITY
The Board of Directors recommends that the stockholders vote AGAINST the following Stockholder Proposal offered by Oxfam America. The Company takes no responsibility for the accuracy of Oxfam America’s statements.
RESOLVED:
Shareholders request that the Board of Directors prepare a report by April 1, 2019, at reasonable expense and omitting proprietary information and other information protected by privacy and other laws, on steps Pilgrim's Pride is taking to foster greater diversity on the Board over time, including but not limited to, the following:

1.	The consideration of modifications to nominating and corporate governance policies reflecting greater commitment to advancing Board diversity inclusive of gender, race, and ethnicity;

2.	The inclusion of women and minority candidates in every pool from which Board nominees are chosen; and

3.	An assessment of challenges experienced and progress achieved.
Supporting Statement:
We believe that diversity, inclusive of gender, race and ethnicity, is a critical attribute of a well-functioning board and a measure of sound corporate governance. Currently, no women and no African Americans sit on Pilgrim's Pride's Board.
Women and people of color remain significantly underrepresented on U.S. corporate boards, approximately 18 percent and 10 percent of all S&P 1500 directorships, respectively (2017 ISS Board Practices Study). Pilgrim's Pride lags this already low national bar with respect to representation of women on its Board. A majority of S&P 1500 companies have two or more women directors (2017 ISS Board Practices Study).
As it relates to the American poultry industry, board diversity also has the potential to foster sustainable improvements in the health and welfare of workers. A diverse board brings a stronger mix of leadership skills, improved understanding of consumer preferences, reduced reputational harm associated with workplace discrimination, a larger candidate pool from which to pick top talent, and more attention to risk. Not surprisingly, nine out of ten investors believe boards should revisit their director diversity policies, according to a 2014 survey by PriceWaterhouseCoopers.
In the animal slaughtering and processing industry, 38.8% of the workforce is comprised of women, 25.3% is comprised of African Americans, and 33.8% is comprised of Hispanics/Latinos. Research demonstrates that poultry workers suffer elevated rates of injury and illness and face obstacles to reporting poor working conditions. While Pilgrim's Pride has publicly stated that health and safety are core to the company and that it is committed to providing a safe work environment, news reports and OSHA investigations have identified a substantial gap between its public statements and company policies, and actual conditions inside plants. A Board that better represents the gender and racial diversity of the workforce would go a long way towards identifying problems in working conditions and narrowing the gap between policy and reality.
Pilgrim's Pride should emphasize diversity at all levels, but, most importantly, in its Board, which is responsible for setting policies and objectives in an increasingly dynamic, multi-cultural and interconnected world. As a company that employs approximately 52,000 employees and provides products in approximately 80 countries, Pilgrim's Pride has an obligation to its shareholders to ensure that its corporate governance principles appropriately take diversity into account.
Board of Directors’ Statement In Opposition to Stockholder Proposal Regarding Board Diversity
The Board believes that this proposal is not in the best interests of the Company or its stockholders and opposes it for the reasons described below.
We are committed to identifying director nominees of diverse thought, background and talents. While our Special Nominating Committees do not have a formal policy with regard to the consideration of diversity in identifying Director nominees, we strive to achieve a balance of knowledge, experience and perspective such that the Board reflects a diversity of backgrounds and experiences. While there are no specific minimum qualifications that an individual must possess to be considered as a nominee, Director nominees are selected for, among other things, their integrity, independence, diversity of experience, business or other relevant experience or expertise, proven leadership skills, their ability to exercise sound judgment, understanding of the Company’s business environment, and willingness to devote adequate time and effort to Board responsibilities. In addition to these attributes, gender, race and ethnicity have traditionally been considered by our Special Nominating Committee and will continue to be considered going forward when considering potential Director nominees. Furthermore, we are committed to diversity among our global network of employees and suppliers.
While the Board acknowledges the benefits of broad diversity throughout the Company, including at the level of the Board, the proposal would inadvertently limit the Special Nominating Committees’ ability to select the most suitable and qualified candidates for membership on the Board and impose inefficiencies in the selection of Director nominees that would not necessarily benefit the Board or our stockholders. For these reasons, the Board recommends you vote AGAINST this proposal.
Our Board of Directors recommends that you vote AGAINST this stockholder proposal. Proxies will be so voted unless stockholders specify otherwise.

OTHER BUSINESS
The Board of Directors is not aware of, and it is not anticipated that there will be presented at the Annual Meeting, any business other than the proposals regarding the election of the Directors, a stockholder advisory vote on executive compensation, the ratification of the appointment of KPMG LLP as our independent registered public accounting firm, and the stockholder proposals submitted by stockholders described above. If other matters properly come before the Annual Meeting, the persons named on the accompanying proxy card will vote the returned proxies as the Board of Directors recommends.

By order of the Board of Directors,

WILLIAM W. LOVETTE
Greeley, Colorado	Chief Executive Officer and
April 9, 2018	President

Pilgrim's®

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 10, 2018.

Vote by Internet

- Go to **www.envisionreports.com/PPC**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposals 1 and 2 and FOR Proposals 3 and 4. The Board of Directors recommends a vote AGAINST Proposals 5 and 6.

1. Election of JBS Directors: 01 - Gilberto Tomazoni; 02 - Denilson Molina; 03 - Wallim Cruz De Vasconcellos Junior; 04 - William W. Lovette; 05 - Andre Nogueira de Souza

☐ **Mark here to vote FOR all nominees**

☐ **Mark here to WITHHOLD vote from all nominees**

☐ **For All EXCEPT** - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.

01	02	03	04	05
☐	☐	☐	☐	☐

2. Election of Equity Directors: 01 - David E. Bell; 02 - Michael L. Cooper; 03 - Charles Macaluso

☐ **Mark here to vote FOR all nominees**

☐ **Mark here to WITHHOLD vote from all nominees**

☐ **For All EXCEPT** - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.

01	02	03
☐	☐	☐

Proposal	For	Against	Abstain
3. Advisory vote on executive compensation.	☐	☐	☐
4. Ratify the appointment of KPMG LLP as independent registered public accounting firm for the Company for the fiscal year ending December 30, 2018.	☐	☐	☐
5. A stockholder proposal to adopt and implement a water stewardship policy designed to reduce risks of water contamination from our direct operations and supply chain.	☐	☐	☐
6. A stockholder proposal regarding a report on board diversity.	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

1 U P X

02SG0C

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Pilgrim's Pride Corporation

1770 Promontory Circle
Greeley, CO 80634

This Proxy is Solicited on Behalf of the Board of Directors.

The undersigned hereby appoints Gilberto Tomazoni and Fabio Sandri, as proxies, each with the power to appoint his substitute, and hereby authorizes them and each of them to represent and to vote, as designated on the reverse side, all the shares of common stock of Pilgrim's Pride Corporation held of record by the undersigned on March 21, 2018, at the annual meeting of stockholders to be held on Thursday, May 10, 2018, or any adjournment thereof.

UNLESS OTHERWISE SPECIFIED ON THIS PROXY, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF ALL NOMINEES FOR DIRECTORS LISTED IN PROPOSALS 1 AND 2, "FOR" PROPOSALS 3 AND 4, AND "AGAINST" PROPOSALS 5 AND 6. DISCRETION WILL BE USED WITH RESPECT TO SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

PLEASE EXECUTE THIS PROXY AND RETURN PROMPTLY IN THE ENCLOSED SELF-ADDRESSED STAMPED ENVELOPE.

(Continued and to be signed on reverse side.)

C Non-Voting Items

Change of Address — Please print new address below.